SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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RED LION HOTELS CORPORATION
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April 19, 2019

Dear Shareholder:

You are cordially invited to attend the 2019 Annual Meeting of Shareholders of Red Lion Hotels Corporation at 9:00 a.m. PDT on Tuesday, May 21, 2019 in Seattle. The meeting will be held at the offices of Davis Wright Tremaine, 920 Fifth Avenue, Suite 3300, Seattle, WA 98104.

The accompanying Notice of 2019 Annual Meeting of Shareholders and Proxy Statement describe the matters to be presented at the meeting. In addition, management will speak on our developments of the past year and respond to comments and questions of general interest to shareholders.

It is important that your shares be represented and voted whether or not you plan to attend the annual meeting in person. You may vote by completing and mailing the enclosed proxy card or the form forwarded by your bank, broker or other holder of record. Voting by written proxy will ensure your shares are represented at the meeting.

Sincerely,

Robert G. Wolfe
Chairman of the Board

IMPORTANT

A proxy statement and proxy card are enclosed. All shareholders are urged to complete and mail the proxy card promptly. The enclosed envelope for return of the proxy card requires no postage. Any shareholder of record attending the meeting may personally vote on all matters that are considered, in which event the signed proxy will be revoked.

IT IS IMPORTANT THAT YOUR STOCK BE VOTED.

RED LION HOTELS CORPORATION

NOTICE OF 2019 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 21, 2019

To the Shareholders of Red Lion Hotels Corporation:

The 2019 Annual Meeting of Shareholders of Red Lion Hotels Corporation will be held at 9:00 a.m. PDT on Tuesday, May 21, 2019 at the offices of Davis Wright Tremaine, 920 Fifth Avenue, Suite 3300, Seattle, WA 98104, for the following purposes:

(1)	Election of nine individuals to the Board of Directors;

(2)	Approval of an amendment to the Company’s 2015 Stock Incentive Plan to increase the number of shares of Common Stock authorized for issuance under the Plan by 1,250,000 shares;

(3)	Ratification of the selection of BDO USA, LLP as our independent registered public accounting firm for 2019;

(4)	Advisory (non-binding) vote to approve executive compensation; and

(5)	Transaction of such other business as may properly come before the meeting and any adjournments thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice.

The Board of Directors has fixed March 29, 2019 as the record date for the meeting. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the meeting.

Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. For specific instructions on voting, please refer to the proxy card or the information provided by your bank, broker or other holder of record. Even if you vote your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a bank, broker or other holder of record and you wish to vote in person at the meeting, you must obtain a proxy issued in your name from the bank, broker or other holder of record.

By Order of the Board of Directors

Thomas L. McKeirnan
Secretary

Denver, Colorado

April 19, 2019

The 2018 Annual Report of Red Lion Hotels Corporation accompanies this proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on May 21, 2019:

The Notice of Meeting, Proxy Statement, Proxy Card and 2018 Annual Report

are available at https://rlhcorp.gcs-web.com/annual-reports-and-proxies.

RED LION HOTELS CORPORATION

1550 Market Street, Suite 350

Denver, Colorado 80202

2019 PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

General

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) of Red Lion Hotels Corporation, a Washington corporation, for use at the 2019 Annual Meeting of Shareholders to be held at 9:00 a.m. PDT on Tuesday, May 21, 2019, and at any adjournments thereof. The meeting will be held at the offices of Davis Wright Tremaine, 920 Fifth Avenue, Suite 3300, Seattle, WA 98104.

Proxies are solicited to give all shareholders of record an opportunity to vote on matters properly presented at the meeting. This proxy statement and the accompanying proxy card are first being mailed on or about April 19, 2019 to all shareholders entitled to vote at the meeting.

Who Can Vote

You are entitled to vote at the meeting if you were a holder of record of our common stock, $.01 par value, at the close of business on March 29, 2019. Your shares may be voted at the meeting only if you are present in person or represented by a valid proxy.

For the ten days prior to the meeting, a list of shareholders entitled to vote at the meeting will be available during ordinary business hours for examination by any shareholder, for any purpose germane to the meeting, at our principal executive office at 1550 Market Street, Suite 350, Denver, Colorado 80202. This list will also be available at the meeting.

Shares Outstanding and Quorum

At the close of business on March 29, 2019, there were 24,626,459 shares of our common stock outstanding and entitled to vote. A majority of the outstanding shares of our common stock, present in person or represented by proxy, will constitute a quorum at the meeting.

Proxy Card and Revocation of Proxy

You may vote by completing and mailing the enclosed proxy card. If you sign the proxy card but do not specify how you want your shares to be voted, your shares will be voted by the proxy holders named in the enclosed proxy (i) “FOR” election of the nine director nominees named below; (ii) “FOR” approval of an amendment to our 2015 Stock Incentive Plan to increase the number of shares authorized for issuance under the plan by 1,250,000 shares; (iii) “FOR” ratification of the selection of BDO USA, LLP as our independent registered public accounting firm for 2019; and (iv) “FOR” approval, on an advisory basis, of the compensation of our named executive officers. If one or more of the director nominees should become unavailable for election prior to the meeting, an event that currently is not anticipated by the Board, the proxies may be voted in favor of the election of a substitute nominee or nominees proposed by the Board.

The proxy holders named in the enclosed proxy are authorized to vote in their discretion on any other matters that may properly come before the meeting or any adjournments thereof. At the time this proxy statement went to press, management was not aware of any matter that may properly be presented for action at the meeting other than those described in this proxy statement. In addition, no shareholder proposal or director nomination was received on a timely basis, so no such other matters may be brought to a vote at the meeting.

If you vote by proxy, you may revoke that proxy at any time before it is voted at the meeting. Shareholders of record may revoke a proxy by delivering a written notice of revocation or a duly executed proxy bearing a later date to our Secretary at our principal executive office at 1550 Market Street, Suite 350, Denver, Colorado 80202, or by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy. If your shares are held in the name of a broker, bank or other holder of record, you may change your vote by submitting new voting instructions to that holder of record. Please note that if your shares are held of record by a broker, bank or other holder of record and you decide to attend the meeting, you may vote at the meeting only if you present a legal proxy issued in your name from that holder of record.

Voting of Shares

Shareholders of record as of the close of business on March 29, 2019 are entitled to one vote for each share of our common stock held on all matters to be voted upon at the meeting. You may vote by attending the meeting and voting in person or by completing and mailing the enclosed proxy card or the form forwarded by your bank, broker or other holder of record. If your shares are held by a bank, broker or other holder of record, please refer to the instructions they provide for voting your shares. All shares entitled to vote and represented by properly executed proxies that are received before the polls are closed at the meeting and are not revoked or superseded will be voted at the meeting in accordance with the instructions indicated on those proxies. YOUR VOTE IS IMPORTANT.

Counting of Votes

All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Shares held by persons attending the meeting but not voting, shares represented by proxies that reflect abstentions on one or more proposals and broker non-votes will be counted as present for purposes of determining a quorum.

Abstentions on any of the proposals under consideration at the annual meeting will generally not count as votes “cast”. A broker non-vote occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not receive voting instructions from the beneficial owner and does not have (or elects not to exercise) discretionary authority to vote the shares without such instructions. The effect of abstentions and broker non-votes on each of the proposals on the agenda for the annual meeting is discussed below in the sections discussing those proposals.

Solicitation of Proxies

We will bear the expense of preparing, printing and distributing proxy materials to our shareholders. We will also furnish copies of the proxy materials to banks, brokers and other holders of record holding in their names shares of our common stock that are beneficially owned by others, so that the proxy materials can be forwarded to those beneficial owners. We will reimburse these banks, brokers and other holders of record for costs incurred in forwarding the proxy materials to the beneficial owners.

PROPOSAL 1

ELECTION OF DIRECTORS

Board Structure

Under our Articles of Incorporation and By-Laws, the Board consists of from three to thirteen directors, as determined from time to time by resolution of the Board. The number of directors that currently constitutes the Board is nine. At the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated for election at the annual meeting existing directors Ted Darnall, James P. Evans, Amy E. Humphreys, Joseph B. Megibow, Gregory T. Mount, Bonny W. Simi, Michael Vernon, and Robert G. Wolfe, each to hold office for a term expiring at next year’s annual meeting. Current director Alexander Washburn has elected not to stand for re-election at the annual meeting. The Board of Directors, at the recommendation of the Nominating and Corporate Governance Committee, has also nominated for election a new nominee, Mr. R. Carter Pate.

Voting for Directors

Each share of common stock is entitled to one vote for each of the nine nominees. Cumulative voting is not permitted. With respect to each nominee, shares may be voted “FOR”, “AGAINST” or “ABSTAIN”. Unless otherwise directed, it is the intention of the proxy holders named in the enclosed proxy to vote the proxies received by them “FOR” the election of the nine nominees. If any nominee should become unavailable for election prior to the meeting, an event that currently is not anticipated by the Board, the proxies will be voted in favor of the election of a substitute nominee or nominees proposed by the Board or the number of directors may be reduced accordingly. Each nominee has agreed to serve if elected and the Board has no reason to believe that any nominee will be unable to serve.

We have adopted majority voting procedures for the election of directors in uncontested elections. If a quorum is present, a nominee for election to a position on the Board will be elected as a director if the votes cast for the nominee exceed the votes cast against the nominee. The term of any incumbent director who does not receive a majority of votes cast in an election held under the majority voting standard terminates on the earliest to occur of the following:

•	90 days after the voting results of the election are determined;

•	the date on which the Board selects another individual to fill the position; or

•	the effective date of the director’s resignation.

The following will not be considered votes cast and will not count towards the election of any director nominee:

•	a share whose ballot is marked as abstain;

•	a share otherwise present at the meeting but for which there is an abstention;

•	a share otherwise present at the meeting as to which a shareholder of record gives no authority or direction; and

•	broker non-votes.

Because an abstention from voting for a nominee is not treated as a vote cast, it will have no effect on the election of the nominee. Brokers do not have discretionary authority to vote in the election of directors. If a broker holding shares for a beneficial owner does not receive instructions from the beneficial owner on how to vote in the election, the broker will submit a non-vote. Because a broker non-vote is not treated as a vote cast, it will have no effect on the election of the nominee.

Set forth below is biographical information for each nominee. There are no family relationships among any of the nominees or among any of the nominees and our executive officers.

Nominees for Election at the Annual Meeting

Ted Darnall, age 61, was appointed to the Board on July 31, 2018. Mr. Darnall is a 30-year veteran of the hospitality industry. Since April 2015, he has served as CEO of HEI Hotels and Resorts Lodging and Technical Services Company, the company responsible for all of HEI lodging services, management, design, renovation and technical services, and served as the Chief Operating Officer of HEI Hotels and Resorts from October 2006 to April 2015. Prior to joining HEI Hotels and Resorts, Mr. Darnall was with Starwood Hotels and Resorts Worldwide for 10 years where he held various executive positions, including Chief Operating Officer of Starwood Lodging Corporation, President of North America Operations and most recently, President of Starwood Real Estate Group. Prior to joining Starwood, Mr. Darnall was with Interstate Hotels and Resorts for over 14 years, reaching the position of Senior Vice President, Operations. Darnall began his hospitality career with Marriott International, where he held a number of management positions.

James P. Evans, age 72, has been a director since December 2012. Mr. Evans served as our Interim President and Chief Executive Officer from August 2013 to January 2014. From 2011 to 2012, he served as the Chief Executive Officer of Brand USA, the nation’s first public-private global marketing effort to promote the United States as the world’s premier travel destination. He previously served as the Chief Executive Officer of Ardent Hotel Advisors from 2005 to 2011, as Chief Executive Officer of Jenny Craig, Inc. from 2003 to 2005 and as Chief Executive Officer of Best Western International, Inc. from 1998 to 2002. He has also held executive management positions in operations for DoubleTree Hotel Corporation and Hyatt Hotels and Resorts. Mr. Evans brings nearly 40 years of hospitality, hotel and brand management expertise to the Board.

Amy E. Humphreys, age 52, was appointed to the Board on July 31, 2018. Ms. Humphreys is a financial expert who has served in C-Level roles as both a CEO and CFO, with over 25 years of experience in manufacturing, commodities, global marketing and distribution in the seafood, dairy and petroleum industries. From May 2015 until November 2018, Ms. Humphreys was the Chief Financial Officer of Darigold, one of the largest dairy cooperatives in the United States. Prior to joining Darigold, Ms. Humphreys served as Chief Executive Officer and President of Icicle Seafoods, Inc. from February 2013 to May 2015, as President of Delta Western, Inc. from 2008 until 2013, as Chief Financial Officer of North Star Utilities Group from 2006 to 2008, and served in various executive roles at American Seafoods Group from 1995 to 2006, including as the Vice President of Finance and Vice President of Corporate Development. She is a former C.P.A. in the state of Washington, launching her career at Arthur Anderson.

Joseph B. Megibow, age 50, has been a director since March 2017. Mr. Megibow has been at the forefront of the commercial internet and e-commerce since the early 1990s, and brings 25 years of experience in technology and business. He currently serves as a board advisor to Joyus, Inc. an online retailer, Clicktale, Ltd., a customer experience platform and Digital Mortar, an in-store analytics platform. Most recently, Mr. Megibow served as President at Joyus. From 2012 to 2015, he served as SVP/Chief Digital Officer at American Eagle Outfitters (AEO), where he had responsibility for the direct businesses, omni-channel technology, digital marketing, analytics, and customer service. Prior to AEO, Mr. Megibow worked for six years at Expedia, Inc. in a series of roles culminating as VP and GM of Expedia.com, where he had responsibility for marketing, merchandising, and operations in the United States. During this time, he launched Expedia’s mobile business and was named Chairman of Mobiata, an Expedia, Inc. company. In 2000, Mr. Megibow was an original employee of TeaLeaf Technology, now an IBM company. He has also held roles at Ernst & Young Management Consulting and EDS in their Advanced Technology Group. Mr. Megibow was recognized in 2011 as Practitioner of the Year by the Digital Analytics Association and is now Director Emeritus after serving 4 years on the DAA Board. He received an MBA from the University of Chicago Booth School of Business and a BS in Electrical Engineering from Cornell University.

Gregory T. Mount, age 58, has been a director since November 2014. Mr. Mount joined our company as President and Chief Executive Officer in January 2014. From November 2009 to January 2014, he served as President of Richfield Hospitality, Inc., a hotel management company based in Denver, Colorado. From January 2007 to November 2009, he served as a Senior Vice President of Acquisitions at Sage Hospitality Resources,

LLC, a hotel management, investment and development company. From 1998 to 2006, Mr. Mount held various senior development and operations positions with Starwood Hotels & Resorts Worldwide, Inc. From 1990 to 1998, he served in several management positions at Interstate Hotels & Resorts, Inc. From 1982 to 1990, he worked in various operational roles at Marriott International, Inc. In early 2011, a staffing services company operated by Mr. Mount’s wife filed a petition for reorganization under federal bankruptcy laws. That case was administratively consolidated with a second reorganization case filed by the Mounts, who had personally guaranteed the commercial loan used to acquire the company. A joint plan of reorganization was confirmed in the fall of 2011, and in 2012 orders were entered finding both cases fully administered and discharging the individual debtors.

R. Carter Pate, age 64, was nominated for election at the 2019 Annual Meeting of Shareholders. Mr. Pate currently serves as Interim Chief Executive Officer at The Providence Service Corporation, a position he has held since November 15, 2017. He is the Founder and Chief Executive Officer of Carter Pate, LLC, a consulting firm he founded in 2014, which serves as a leading resource for Boards of Directors seeking expertise in restructuring management, regulatory compliance, growth and margin strategies and critical business insights to drive consistent results. From 2011 to 2014, Mr. Pate served as the Chief Executive Officer of MV Transportation, Inc. Prior to joining MV, he served in various roles for Pricewaterhousecoopers LLC from 1996 to 2011, including Global and U.S. Managing Partner, Healthcare and Government Price, US Managing Partner, Advisory Line of Service and US Managing Partner, Corporate Restructuring Partner. Mr. Pate has been the Chairman of the Board of BioScrip, Inc. (Nasdaq: BIOS) since 2015 and previously served as its Audit Committee Chair, and is a Director of Advanced Emissions Solutions, Inc. (Nasdaq: ADES) since 2016 where he also serves on the audit committee. Since 2015 he has been a member of the Texas Lieutenant Governor’s Advisory Transportation Committee and a Board Member of the National Association of Corporate Directors. Mr. Pate holds certifications as a Certified Public Accountant in Texas, a Certified Forensic Public Accountant, a Certified Government Financial Manager, a Certified Insolvency Reorganization Accountant, a Certified Turnaround Professional and a Certified Fraud Examiner (inactive). He is a co-author of The Phoenix Effect: Nine Revitalizing Strategies No Company Can Do Without, originally published in 2002 and translated into five languages. Mr. Pate holds a Masters in Accounting and Information Management from the University of Texas at Dallas, and a BS in Accounting from Greensboro College.

Bonny W. Simi, age 57, has been a director since March 2017. Ms. Simi brings more than 25 years of operations, human resources and technology experience to the Board. She is currently President of JetBlue Technology Ventures, the venture capital subsidiary of JetBlue Airways, and Vice President Technology Innovations at JetBlue Airways. From 2011 to 2015, she was Vice President of Talent for the airline, overseeing talent acquisition, performance management, succession planning, people analytics and organizational development. She has been employed at JetBlue Airways since 2003, and has also held operational, leadership and financial roles in Airports, System Operations, Call Center Operations and Flight Operations. Prior to JetBlue, she was an airline pilot at United Airlines from 1990 to 2003. Ms. Simi is also a three time Olympic athlete in the sport of luge (1984, 1988 and 1992), served on the Board of Directors for the U.S. Olympic Committee from 1984 to 1996, and was a network commentator in the 1994, 1998 and 2002 Olympics. She has an undergraduate degree in Communications from Stanford University, a MS in management from the Stanford Graduate School of Business and a MS in Management Science and Engineering from the Stanford Engineering School. She also has a MS in Management and Human Resources from Regis University.

Michael Vernon, age 72, has been a director since December 2012. Mr. Vernon served as the Chief Financial Officer of Zulily, Inc. from 2011 to 2012. He served as Chief Financial Officer of Big Fish Games, Inc. from 2009 to 2011, as Chief Financial Officer of Zumobi, Inc. from 2007 to 2008 and as Chief Financial Officer of aQuantive, Inc. from 2000 to 2006. Prior to these roles, Mr. Vernon was the Chief Financial Officer and Chief Operating Officer at Park Plaza International, where he helped the company transform from a franchisor into a manager of high-end hotels. From 1995 to 1997, he was the Chief Financial Officer of Red Lion Hotels, Inc. Mr. Vernon brings more than 25 years of domestic and international experience in corporate finance, M&A, investor communications, and strategic development to the Board.

Robert G. Wolfe, age 62, has been a director since December 2012 and has served as Chairman of the Board since May 2015. Mr. Wolfe brings more than 30 years of experience in investment banking, finance and investment management to the Board, including significant executive management and director-level experience. Since 2008, Mr. Wolfe’s primary activity has been to serve as president of Windy Point, LLC, a private investment firm. From 2002 to 2008, he was a partner at Northwest Venture Associates, a venture capital fund that invested exclusively in companies based in the Pacific Northwest (“NWVA”). Northwest Venture Partners III, L.P. (NVP III), one of the venture capital funds managed by NWVA, was a small business investment company administered by the U.S. Small Business Administration (SBA). Mr. Wolfe was an investor in the limited liability company that owned the general partner of NVP III. Due to the recession in 2008 and other factors, the SBA elected to exercise rights that resulted in the assets of NVP III being placed in receivership in June 2009. From 1999 to 2002, Mr. Wolfe was President and Chief Operating Officer of Toronto-based GT Group Telecom, which was Canada’s largest independent local exchange carrier. Mr. Wolfe has significant experience in finance and investment banking, including working at Goldman Sachs from 1987 to 1995. He also serves as a director of Symetra Financial Corporation and Toyota AI Ventures, and was a director of Darigold, Inc. through September 2017. He is also an owner and Managing Member of Phillips Real Estate Services, LLC.

The Board recommends a vote “FOR” each of the nine nominees.

Director and Director Nominee Qualifications; Diversity

Our Nominating and Corporate Governance Committee assists the Board in reviewing the business and personal background of each of our directors with respect to our company’s business and business goals. The committee generally considers diversity as one of several factors relating to overall composition when making nominations to our Board. While we do not have a formal policy governing how diversity is considered, the committee generally considers diversity by examining the entire Board membership and, when making nominations to our Board, by reviewing the diversity of the entire Board. The committee construes Board diversity broadly to include many factors. As a result, the committee strives to ensure that our Board is composed of individuals with a variety of different opinions, perspectives, personal, professional and industry experience, backgrounds, skills and expertise.

In addition to the qualities described previously in the individual biographies, the following matrix summarizes the skills and attributes of our director nominees for 2019 that we believe are essential to our business:

	Ted Darnall	James Evans	Amy Humphreys	Joseph Megibow	Gregory Mount	R. Carter Pate	Bonny Simi	Michael Vernon	Robert Wolfe
Senior leadership/ CEO/COO experience	✓	✓	✓	✓	✓	✓	✓	✓	✓
Business development experience	✓	✓	✓	✓	✓	✓	✓	✓	✓
Financial expertise/CFO			✓	✓		✓		✓	✓
Outside public board experience			✓			✓			✓
Independence		✓	✓	✓		✓	✓	✓	✓
Hotel and travel industry experience	✓	✓		✓	✓		✓	✓	✓
Marketing/sales expertise	✓	✓		✓	✓			✓
Government expertise		✓	✓			✓			✓
Mergers & acquisitions & investment experience	✓	✓	✓	✓	✓	✓	✓	✓	✓
Demonstrated integrity- personal and professional	✓	✓	✓	✓	✓	✓	✓	✓	✓
Real estate expertise	✓				✓			✓	✓
Franchising expertise	✓	✓			✓			✓
Digital marketing and analytics expertise	✓			✓	✓
Technology expertise				✓	✓		✓	✓

We have concluded that all of our director nominees have the skills, experience, knowledge and personal attributes that are necessary to effectively serve on our Board and to contribute to the overall success of our company. We believe that the diverse backgrounds of these nominees will ensure that we have a Board that has a broad range of industry-related knowledge, experience and business acumen.

PROPOSAL 2

APPROVAL OF AN AMENDMENT TO THE 2015 STOCK INCENTIVE PLAN

The Red Lion Hotels Corporation 2015 Stock Incentive Plan was approved by the shareholders on May 20, 2015, and amended by a First Amendment to 2015 Stock Incentive Plan on February 8, 2017 (the “2015 Plan”). The 2015 Plan permits us to grant stock options, restricted stock, RSUs, performance awards and stock appreciation rights to our employees, consultants and directors. A total of 2,900,000 shares of our common stock are currently authorized for issuance under the 2015 Plan, of which up to 1,000,000 shares are authorized for issuance during any single calendar year pursuant to awards of restricted stock and restricted stock units. As of April 1, 2019 there were 363,785 shares that remained available for issuance pursuant to future awards under the plan.

Subject to shareholder approval, the Board has adopted an amendment (the “Second Amendment”) that will modify the plan to increase the number of shares of common stock authorized for issuance under the plan by 1,250,000 shares to 4,150,000 shares. 650,000 of these new shares will be issued to certain executives in the form of non-qualified stock options, with four year performance vesting, as described more fully under the Plan Benefits Table below. The Second Amendment also makes minor amendments to the 2015 Plan to delete language that references certain provisions contained in Section 162(m) of the Internal Revenue Code relating to performance-based compensation which were repealed effective January 1, 2018.

Reasons for Amendment

When adopted, a total of 1,400,000 shares of common stock were allocated to the 2015 Plan. On February 8, 2017, the Board approved, subject to shareholder approval, an amendment to the 2015 Plan to increase the shares available for issuance under the Plan by 1,500,000 shares to 2,900,000. On May 25, 2017, our shareholders approved the First Amendment to the 2015 Plan to increase the number of shares authorized to be issued under the 2015 Plan to 2,900,000. As stated above, there are currently 363,785 shares remaining available for issuance pursuant to future awards under the plan as of April 1, 2019. The Company believes this amount is not sufficient for future grants beyond 2019 in light of our compensation structure and strategy of granting incentive compensation that rewards “pay for performance.”

Our Board believes that the granting of equity awards is a critical component of our executive compensation program. Long-term equity incentives focus our executives on the behaviors within their control that they believe are necessary to ensure our company’s long-term success, as reflected in increases in our stock price over a period of years, and allow us to align the interests of our executives with those of our shareholders. Therefore, it is important that an appropriate number of shares of stock be authorized for issuance under the Plan.

When deciding on the number of shares to be available for awards under the Plan, our Board, along with our Compensation Committee, considered a number of factors, including the number of shares currently available under the Plan, our past share usage (“burn rate”), the number of shares needed for future grants (including the 650,000 options granted conditional upon approval of the Second Amendment by our shareholders), competitive data from relevant peer companies, the dilutive effect of the additional shares, input from our shareholders and the advice of our compensation consultants, Mercer and PayGovernance. As described in CD&A below, Mercer has provided our Compensation Committee with design and goal setting assistance for our long-term incentive compensation programs, including the granting of equity awards. PayGovernance was retained in late 2018 to assist the Compensation Committee with executive compensation matters for 2019, and provided advice regarding the terms and vesting conditions of the 650,000 stock options described below.

Based on our current equity award practices and compensation philosophy, we estimate that the total authorized shares under the Plan after the Second Amendment will be sufficient to provide us with the ability to grant equity awards through 2020. This is only an estimate, and events that are currently unknown to us could cause the shares authorized under our Plan to be used more quickly or more slowly than we estimate. These circumstances include, but are not limited to, the future price of our common stock, payout of performance-based awards in excess of target in the event of superior performance, future hiring activity, and promotions during the next few years.

For these reasons, the Board recommends a vote “FOR” the approval of the amendment to the 2015 Stock Incentive Plan to increase the number of shares of common stock authorized for issuance by 1,250,000 shares to a total of 4,150,000 shares.

A copy of the proposed Second Amendment is attached to this Proxy Statement as Appendix C. The following summarizes the terms of the 2015 Plan, as proposed to be amended by the Second Amendment.

Summary of Terms

Purposes. The purposes of the 2015 Plan are (a) to enable us to obtain and retain the services of the types of employees, consultants and directors who will contribute to our long-term success, and (b) to provide incentives that are linked directly to increases in share value, which will inure to the benefit of all of our shareholders.

Administration. The 2015 Plan will be administered by the Compensation Committee unless the Board delegates administration to a different committee of the Board or decides to administer the 2015 Plan itself.

The 2015 Plan also gives our President and Chief Executive Officer (CEO) the authority to select employees other than executive officers to receive restricted stock units (RSUs) and to determine the number of RSUs that these employees will receive, provided that the number of shares underlying RSUs granted by the CEO in any single calendar year cannot exceed 50,000 shares and all RSUs granted by the CEO must vest in equal annual increments over a period of four years.

Types of Awards. The 2015 Plan provides for the following types of awards: stock options, restricted stock, RSUs, performance awards and stock appreciation rights.

Stock Subject to the 2015 Plan. Subject to adjustment in the event of stock splits, stock dividends and similar events, a maximum of 4,150,000 shares of common stock are authorized for issuance under the 2015 Plan. Subject to such adjustment, during any single calendar year, awards of restricted stock and RSUs may be made with respect to no more than 1,000,000 shares of common stock. Any shares of common stock that are subject to an award that expires or terminates, or that are reacquired pursuant to the forfeiture provisions of any award, will be available for issuance in connection with future grants of awards under the 2015 Plan. If any payment required in connection with an award is satisfied through the tendering or withholding of shares of common stock, those shares of common stock will not revert to and will not become available to be issued again under the Plan. Shares of common stock that are subject to tandem awards will be counted only once.

Eligibility to Receive Awards. Awards may be granted under the 2015 Plan to those officers, directors and employees of our company and its subsidiaries that the plan administrator from time to time selects. Awards may also be made to certain consultants who provide services to our company and its subsidiaries. On March 31, 2019, there were approximately 411 employees, officers, directors and consultants of our company and its subsidiaries who are currently eligible to receive awards under the 2015 Plan. However, it is anticipated that awards under the 2015 Plan would be granted primarily to our executive officers and a limited number of other employees of our company.

Terms and Conditions of Stock Option Grants. Options granted under the 2015 Plan may be “incentive stock options” (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”)) or “nonqualified stock options.” The exercise price for each option granted under the 2015 Plan will be determined by the plan administrator, but will not be less than 100% of the common stock’s fair market value on the date of grant. For purposes of the 2015 Plan, “fair market value” means the closing selling price for the common stock on the New York Stock Exchange on the date of grant of the option.

The exercise price for shares purchased under options must be paid in cash, unless the plan administrator authorizes payment by (a) tendering shares of common stock already owned by the option holder, (b) delivering a copy of instructions to a broker directing the broker to sell the common stock for which the option is exercised and to remit to us the aggregate exercise price of such option, or (c) such other legal consideration as the plan administrator may find acceptable. Options granted under the 2015 Plan may not contain a “reload” feature automatically entitling the holder to receive an additional option upon exercise of the original option.

The option term will be fixed by the plan administrator but, in the case of an incentive stock option, may not be more than ten years. The plan administrator may specify a vesting schedule pursuant to which an option will be exercisable, but if not so specified the option will vest at the rate of 25% per year. The plan administrator may also specify the circumstances under which an option will be exercisable in the event the optionee ceases to provide services to our company or one of its subsidiaries. If not so specified, the portion of an option that is vested and exercisable on the date of termination of services will generally be exercisable for three months after that date, but in no event may an option be exercised after the expiration of its term. An option will not be exercisable following termination of an optionee’s services for cause, as defined in the 2015 Plan.

Incentive stock options will be subject to certain other limitations prescribed by the Code and set forth in the 2015 Plan.

Restricted Awards. The plan administrator may make awards of “restricted stock,” which are actual shares of common stock, or “restricted stock units” or RSUs, which are awards that have a value equal to a specified number of shares of common stock issuable in the future. The plan administrator will determine the terms and conditions of restricted awards. These terms and conditions may change from time to time and need not be identical, but each restricted award will include the substance of each of the following, to the extent applicable:

Purchase Price. The purchase price for the restricted award, if any, which may be stated as cash, property or services.

Consideration. The cash consideration, if any, that must be paid for common stock acquired pursuant to the restricted award.

Vesting. The “restricted period” during which the common stock or the right to acquire the common stock will be forfeited if specified restrictions or conditions for the restricted award are not satisfied.

Termination of Service. What will happen to the restricted award if the participant’s service terminates for any reason (unless otherwise specified, the unvested portion of the restricted award will be forfeited).

Restrictions on Transferability. Any restrictions on transferability to which the restricted award is subject.

Performance Awards. A performance award is an award entitling the recipient to acquire cash, actual shares of common stock or hypothetical common stock units having a value equal to the fair market value of an identical number of shares of common stock upon the attainment of specified performance goals. The plan administrator will determine whether and to whom performance awards will be made, the performance goals applicable under each award, the periods during which performance is to be measured, and all other limitations and conditions applicable to the awarded cash or shares. Performance goals will be based on a pre-established objective formula or standard that specifies the manner of determining the amount of cash or the number of shares under the performance award that will be granted or will vest if the performance goal is attained. Performance goals will be determined by the plan administrator and may be based on one or more business criteria that apply to a participant, a business unit or our company and its affiliates. Such business criteria may include, by way of example, revenue, earnings before interest, taxes, depreciation and amortization (EBITDA), funds from operations, funds from operations per share, operating income, pre-tax or after-tax income, cash available for distribution, cash available for distribution per share, net earnings, earnings per share, return on equity, total shareholder return, return on assets, return on capital, economic value added, share price performance, improvements in our attainment of expense levels, implementing or completion of critical projects, or improvement in cash-flow (before or after tax). The plan administrator will determine the circumstances under which a performance award will be payable if the service of a participant terminates. If not so established, the performance award will automatically terminate upon termination of the participant’s service for any reason.

Stock Appreciation Rights. The plan administrator is authorized to make awards of stock appreciation rights with respect to specified shares of common stock. A stock appreciation right will entitle the holder to receive any increase in the fair market value of the shares subject to the award over their fair market value at the time of grant of the award. The 2015 Plan contains detailed rules designed to prevent stock appreciation rights, if granted, from having adverse tax consequences under Section 409A of the Code.

Transferability. Except as otherwise determined by the plan administrator, no award granted under the 2015 Plan may be assigned or otherwise transferred by the holder other than by will or the laws of descent and distribution and, during the holder’s lifetime, awards may be exercised only by the holder.

Shareholder Rights; Dividends. No participant in the plan receiving an Award shall be deemed to be the holder of, or have any of the rights of a holder with respect to, any shares of Common Stock subject to an Award unless and until such participant has satisfied all requirements for exercise of the Award pursuant to its terms and no adjustment shall be made for any dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions of other rights for which the record date is prior to the date the Common Stock certificate is issued.

Adjustment of Shares. If any change is made in the common stock subject to the 2015 Plan or subject to any award through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by our company, then certain changes will be made as specified in the 2015 Plan to the number and/or class of shares available for awards, the number and/or class of shares covered by outstanding awards, the maximum number of shares of common stock with respect to which performance-based awards may be granted to any single participant during any single calendar year; the maximum number of shares of common stock that may be subject to restricted stock or RSUs awarded during any calendar year; and the exercise price of awards in effect prior to such change.

Corporate Transaction. In the event of a change in control (as defined in the 2015 Plan) or any other corporate separation or division, merger or consolidation in which our company is not the surviving entity, or a reverse merger in which our company is the surviving entity but the shares of common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, the plan administrator is given broad discretion under the 2015 Plan to, among other things, continue outstanding awards with appropriate modifications, substitute new awards for outstanding awards, or cancel outstanding awards in consideration for certain payments.

If there are one or more continuing awards following a change in control, and the service of a participant holding one or more such awards is terminated without cause within a period of one year following the consummation of the change in control, or if the participant voluntarily terminates his or her service for good reason (as defined in the 2015 Plan) during such period, then (a) the vesting and exercisability of all outstanding options held by the participant will accelerate in full; (b) the end of the restricted period for all outstanding restricted awards held by the participant will accelerate, and all restrictions and conditions of the restricted awards will lapse or be deemed satisfied, as the case may be; (c) the vesting of all outstanding performance awards held by the participant will accelerate in full; and (d) all outstanding stock appreciation rights held by the participant will become exercisable in full.

Other Acceleration of Awards. The plan administrator in its discretion may provide, either in the award agreement for an award or by a subsequent determination, for acceleration of the vesting and exercisability of the award at any time, or in the case of a restricted award for acceleration of the end of the restricted period at any time (in which event all restrictions and conditions of the restricted award shall lapse or be deemed satisfied, as the case may be).

Amendment, Termination and Term. The Board may terminate or amend the 2015 Plan, subject to shareholder approval in certain instances, as set forth in the 2015 Plan. If not earlier terminated, the 2015 Plan will automatically terminate on April 6, 2025. The plan administrator may amend the terms of any award outstanding under the 2015 Plan, prospectively or retroactively. The amendment or termination of the 2015 Plan or the amendment of an outstanding award under the 2015 Plan may not, without a participant’s consent, impair the participant’s rights or increase the participant’s obligations under his or her award or create or increase the participant’s federal income tax liability with respect to an award.

Plan Benefits Table

On April 1, 2019, the Compensation Committee of the Board approved the grant of non-qualified stock options with performance vesting (“PSOs”) to the following executives, conditional upon shareholder approval of the Second Amendment: A grant of up to 500,000 non-qualified stock options to Gregory T. Mount and a grant of up to 150,000 to Thomas L. McKeirnan. The PSOs will vest on May 21, 2023, in the event the executives have achieved prior to such date the specified performance goals described in each executive’s grant agreement. The performance goals are based upon total shareholder return (TSR) measured for the Company as compared to a defined set of Russell 3000 comparison companies in the hotels, resorts and cruise line industries. The comparison companies include: Marriot International, Inc., Carnival Corporation, Royal Caribbean Cruises, Ltd., Hilton Worldwide Holdings, Inc., Norwegian Cruise Line Holdings, Inc., Hyatt Hotels Corporation, Wyndham Hotels & Resorts, Inc., Marriott Vacations Worldwide Corporation, Choice Hotels International, Inc., Wyndham Destinations, Inc., Extended Stay America, Inc., Hilton Grand Vacations, Inc., and Lindblad Expedition Holdings, Inc.

All 500,000 shares granted to Mr. Mount and all 150,000 shares granted to Mr. McKeirnan will vest if the Company’s relative TSR over the four year performance period is at or above the 75th percentile of the comparison group. If the TSR is in the 50th percentile, 520,000 stock options (400,000 to Mount and 120,000 to McKeirnan) will vest, and if the TSR is at the 25th percentile, 260,000 stock options (200,000 to Mount and 60,000 to McKeirnan) will vest, with results between the 25th and 50th and the 50th and 75th percentiles interpolated on a straight line basis. If the TSR is less than the 25th percentile, no options will vest. The PSOs will have a seven year term, and have an exercise price of $8.33 per share, the closing price reported on the New York Stock Exchange on the date of grant.

We are not providing a new plan benefits table for any of the other awards that may be made to executives or non-executive employees under the 2015 Plan, as amended by the Second Amendment, because all such other awards will be discretionary.

The following table shows the grants that will be made from the 2015 Plan if the Second Amendment described herein is approved by shareholders:

Name and Position	Number of Shares Underlying Options (1)	Dollar Value ($)
Gregory T. Mount President and Chief Executive Officer	500,000	N/A
Thomas L. McKeirnan Executive Vice President, General Counsel and Corporate Secretary	150,000	N/A
Executive Group(2)	650,000
Non-Executive Director Group (3)	(3)	70,000 per fiscal year
Non-Executive Officer Employee Group (2)	—	—

(1)

The number of shares shown above represents the maximum grant available if the performance objectives for these awards are met or exceeded over the vesting period. The options will be issued on May 21, 2019, the date of the annual meeting, in the event the Second Amendment is approved.

(2)

Awards granted under the 2015 Plan to our executive officers and other employees are discretionary and are not subject to set benefits or amounts under the terms of the 2015 Plan, and our Board and our Compensation Committee have not granted any other awards under the 2015 Plan conditional upon shareholder approval of Proposal 2, other than the 650,000 PSOs described above. Accordingly, the benefits or amounts that will be received or allocated to our executive officers and other employees under the 2015 are not determinable.

(3)

Pursuant to our non-employee director compensation policy, each of our current non-employee directors is eligible to receive a quarterly grant of RSUs equal to $17,500 in shares of our common stock, based on the closing market price on the regularly scheduled quarterly payment date, therefore, the number of shares is not determinable at this time. For additional information regarding our compensation policy for non-employee directors, see the “Director Compensation” section in this Proxy Statement.

U.S. Federal Income Tax Consequences

The following briefly describes the U.S. federal income tax consequences of the 2015 Plan, as amended by the Second Amendment, generally applicable to our company and to participants who are U.S. citizens.

Stock Options

Nonqualified Stock Options. A participant will not recognize taxable income upon the grant of a non-qualified stock option. Upon the exercise of a non-qualified stock option, a participant will recognize taxable ordinary income equal to the difference between the fair market value of the shares on the date of exercise and the option exercise price. When a participant sells the shares, the participant will have short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the greater of the fair market value of the shares on the exercise date or the option exercise price.

Incentive Stock Options. A participant will not recognize taxable income upon the grant of an incentive stock option. If a participant exercises an incentive stock option during employment or within three months after his or her employment ends (12 months in the case of disability), the participant will not recognize taxable income at the time of exercise (although the participant generally will have taxable income for alternative minimum tax purposes at that time as if the option were a non-qualified stock option). If a participant sells or exchanges the shares after the later of (a) one year from the date the participant exercised the option and (b) two years from the grant date of the option, the participant will recognize long-term capital gain or loss equal to the difference between the amount the participant received in the sale or exchange and the option exercise price. If a participant disposes of the shares before these holding period requirements are satisfied, the disposition will constitute a disqualifying disposition, and the participant generally will recognize taxable ordinary income in the year of disposition equal to the excess, as of the date of exercise of the option, of the fair market value of the shares received over the option exercise price (or, if less, the excess of the amount realized on the sale of the shares over the option exercise price). Additionally, the participant will have long-term or short-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received upon disposition of the shares and the option exercise price increased by the amount of ordinary income, if any, the participant recognized.

With respect to both non-qualified stock options and incentive stock options, special rules apply if a participant uses shares already held by the participant to pay the exercise price or if the shares received upon exercise of the option are subject to a substantial risk of forfeiture by the participant.

Restricted Awards. Upon receipt of a stock award that is not subject to restrictions, a participant generally will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, that the participant pays for the shares. If a participant receives a restricted stock award, the participant generally will recognize taxable ordinary income when the shares cease to be subject to restrictions in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, that the participant pays for the shares. However, no later than 30 days after a participant receives the restricted stock award, the participant may elect to recognize taxable ordinary income in an amount equal to the fair market value of the shares at the time of receipt. Provided that the election is made in a timely manner, when the restrictions on the shares lapse, the participant will not recognize any additional income. When a participant sells the shares, the participant will have short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the amount, if any, paid by the participant for the shares plus the amount of taxable ordinary income recognized by the participant at the time of grant, in the case of a stock award that is not subject to restrictions, or at the time the restrictions lapsed (or at the time of election, if an election was made by the participant), in the case of a restricted stock award. If the participant forfeits the shares subject to a restricted stock award (e.g., upon the participant’s termination prior to expiration of the restricted period), the participant may not claim a deduction with respect to the income recognized as a result of the election. Any dividends paid with respect to shares of vested restricted stock generally will be taxable as ordinary income to the participant at the time the dividends are received.

A participant who receives RSUs will generally recognize taxable ordinary income only when the shares of common stock associated with those units are issued to the participant. The amount of income will be the excess of the fair market value of the shares at the time of issuance over any amount paid to our company by the participant with respect to the award.

Performance Awards. A participant will generally not recognize taxable income upon the grant of a performance award unless the award results in the deferral of compensation and fails to satisfy the requirements of Section 409A of the Code (see — Code Section 409A). Upon the distribution of cash, shares or other property to a participant pursuant to the terms of a performance award, the participant will recognize taxable ordinary income equal to the excess of the amount of cash or the fair market value of any property transferred to the participant over any amount paid by the participant with respect to the award.

Stock Appreciation Rights. A participant will generally not recognize taxable income upon the grant of a stock appreciation right unless the award results in the deferral of compensation and fails to satisfy the requirements of Section 409A of the Code (see — Code Section 409A). Upon the distribution of cash, shares or other property to a participant upon exercise of the right, the participant will generally recognize taxable ordinary income equal to the amount of cash or the fair market value of any property transferred to the participant upon such exercise.

Tax Consequences to our Company. In the foregoing cases, our company generally will be entitled to a deduction at the same time and in the same amount as a participant recognizes ordinary income, subject to the limitations imposed under Section 162(m) of the Code.

Code Section 409A. To the extent that any awards or payments under the 2015 Plan result in the deferral of compensation for purposes of Section 409A of the Code, the design of the 2015 Plan is intended to satisfy the requirements of Code Section 409A with respect to such deferred compensation. In the event, however, that the 2015 Plan fails to meet such requirements with respect to a particular award or payment to a participant, Code Section 409A requires that all of the participant’s deferred compensation under the plan be immediately includible in the participant’s gross income, and, regardless of the circumstances leading to the plan’s failure to meet those requirements, that the participant be subject to a 20% additional tax on this income and an interest penalty at the underpayment rate used by the Internal Revenue Service plus one percent for the period beginning with the date of deferral. In the taxable year that a participant recognizes income on his or her deferred amounts, we will be entitled to a deduction equal to the amount of income recognized by the participant except to the extent that amount, when aggregated with the executive officer’s other compensation for that year that is subject to Section 162(m) of the Code, exceeds $1 million.

Tax Withholding. We may require a participant to pay us the amount of any income, employment or other taxes that we are required to withhold with respect to the grant, vesting, exercise, payment or settlement of any award granted under the 2015 Plan. The plan administrator may, in its discretion and subject to the 2015 Plan and applicable law, permit the participant to satisfy withholding obligations, in whole or in part, by paying cash, by electing to have us withhold shares of common stock (up to the minimum required federal tax withholding rate) or by transferring shares of common stock already owned by the participant and held by the participant for the period necessary to avoid a charge to our earnings for financial accounting purposes. We are authorized to withhold from any award granted under the 2015 Plan or from any cash amounts otherwise due or to become due from us to the participant. We may also deduct from any award any other amounts that the participant owes us. Shares of common stock withheld by us to pay any income, employment or other taxes do not revert to and are not available again for issuance under the Plan.

Equity Compensation Plan Information

The following table provides information as of December 31, 2018 about plans under which equity securities of our company may be issued to employees, directors or consultants.

	(a)	(b)	(c)
	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Security Holders:
2006 Stock Incentive Plan (1)	—	$—	—
2015 Stock Incentive Plan (2)(3)	81,130	$8.20	990,854
2008 Employee Stock Purchase	—	—	302,075

Total	81,130	$8.20	1,292,929

(1)	Excludes 166,445 unvested restricted stock units granted under the 2006 Stock Incentive Plan.
(2)	Excludes 1,439,857 unvested restricted stock units granted under the 2015 Stock Incentive Plan.
(3)	Excludes the additional securities that will be available if the proposed Second Amendment to the 2015 Plan is approved.

Approval Requirements

Each share of common stock is entitled to one vote on Proposal 2 and will be given the option to vote “FOR” or “AGAINST” the proposal or to “ABSTAIN.” Unless otherwise directed, it is the intention of the proxy holders named in the enclosed proxy to vote the proxies received by them “FOR” this proposal.

Proposal 2 will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal. An abstention is a vote cast under current NYSE rules, and, as a result, abstentions will have the effect of a vote “AGAINST” this proposal.

Brokers do not have discretionary authority to vote on Proposal 2. If a broker holding shares for a beneficial owner does not receive instructions from the beneficial owner on how to vote on this proposal, the broker will submit a non-vote. A broker non-vote is not a vote cast under current NYSE rules, and, as a result, broker non-votes will have no impact on the outcome of this proposal.

The Board recommends a vote “FOR” the approval of the Amendment to the 2015 Stock Incentive Plan.

PROPOSAL 3

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected BDO USA, LLP to serve as our independent registered public accounting firm for 2019 and has further directed that this selection be submitted for ratification by our shareholders at the annual meeting. BDO USA, LLP has audited our financial statements since 2001. Representatives of the firm are expected to be present at the meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions from shareholders.

Shareholder ratification of the selection of BDO USA, LLP as our independent registered public accounting firm is not required by our By-Laws or otherwise. However, the Board is submitting the selection of the firm to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different accounting firm at any time during the year if the Audit Committee determines that such a change would be in our best interests and that of our shareholders.

Each share of common stock is entitled to one vote on the proposal to ratify the selection of BDO USA, LLP and will be given the option to vote “FOR” or “AGAINST” the proposal or to “ABSTAIN.” Unless otherwise directed, it is the intention of the proxy holders named in the enclosed proxy to vote the proxies received by them “FOR” this proposal.

Brokers will have discretionary authority to vote on Proposal 3. If a broker holding shares for a beneficial owner does not receive instructions from the beneficial owner on how to vote on this proposal, we anticipate that the broker will vote “FOR” this proposal. Therefore, there should be no broker non-votes on this proposal.

Proposal 3 will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal. Abstentions from voting will have no impact on the outcome of this proposal.

The Board recommends a vote “FOR” ratification of the selection of BDO USA, LLP.

PROPOSAL 4

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

As required by Section 14A of the Securities Exchange Act of 1934, the Board is submitting a separate resolution, to be voted on by shareholders in a non-binding vote, to approve on an advisory basis the executive compensation of our named executive officers. The text of the resolution is as follows:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the named executive officers as disclosed in this proxy statement under the captions “Compensation Discussion and Analysis” and “Executive Compensation”.

As described in this proxy statement under Compensation Discussion and Analysis, our compensation program is designed to focus executives on the achievement of specific annual and long-term goals. We structure the goals to align executives’ interests with those of shareholders by rewarding performance that maintains and improves shareholder value.

The following features of the compensation structure reflect this approach:

•	Our executive compensation program has both short- and long-term components.

•	The annual cash incentive component focuses on one or more specific performance goals and allows for discretionary compensation based on performance not otherwise measured by the goals.

•	Our agreements with executives generally do not contain guarantees for salary increases, non-performance-based bonuses or equity compensation.

The Board believes that the current executive compensation program properly focuses our executives on the achievement of specific annual, long-term and strategic goals. The Board also believes that this program properly aligns the executives’ interests with those of shareholders.

Shareholders are urged to read the Compensation Discussion and Analysis section of this proxy statement, which discusses in greater detail how our compensation program advances the specific goals that we set.

Each share of common stock is entitled to one vote on Proposal 4 and will be given the option to vote “FOR” or “AGAINST” the proposal or to “ABSTAIN.” Unless otherwise directed, it is the intention of the proxy holders named in the enclosed proxy to vote the proxies received by them “FOR” this proposal.

Brokers do not have discretionary authority to vote on Proposal 4. If a broker holding shares for a beneficial owner does not receive instructions from the beneficial owner on how to vote on this proposal, the broker will submit a non-vote.

Proposal 4 will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal. Abstentions from voting and broker non-votes will have no impact on the outcome of this proposal.

The Board recommends a vote “FOR” the approval, on an advisory basis,

of the compensation of the named executive officers.

Although the advisory vote on Proposal 4 is non-binding, we expect that the Board and the Compensation Committee will review the results of the vote and, consistent with our record of shareholder engagement, take the outcome of the vote into consideration, along with other relevant factors, in making determinations concerning future executive compensation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 15, 2019 by: (i) each of our directors and nominees; (ii) each of our named executive officers; (iii) all of our directors, nominees and executive officers as a group; and (iv) each person known by us to beneficially own more than 5% of our common stock.

Beneficial Owner	Number of Shares Owned(1)	Percentage of Common Stock(1)
Coliseum Capital Management, LLC (2)	3,663,871	14.9%
Dimensional Fund Advisors LP (3)	2,043,174	8.3%
Blackrock, Inc. (4)	1,331,902	5.4%
Ouray Capital Management, LLC (5)	1,302,522	5.3%
Alexander Washburn (6)	770,782	3.1%
Gregory T. Mount (7)	154,612	*
Robert G. Wolfe	67,315	*
James P. Evans	58,345	*
Michael Vernon	58,345	*
Thomas L. McKeirnan (8)	53,054	*
Bonny Simi	18,978	*
Joseph Megibow	15,888	*
Paul Sacco (9)	6,603	*
Ted Darnell	6,217	*
Amy Humphreys	3,474	*
Nate Troup (10)	2,449	*
Gary Sims	30	*
R. Carter Pate	0	*
All directors and executive officers as a group (17 persons) (11)	1,330,655	5.39%

*	Represents less than 1% of the outstanding common stock.
(1)

For purposes of this table, a person is deemed to have “beneficial ownership” of shares of common stock if such person has the right to acquire beneficial ownership of such shares within 60 days of the Table Date. This includes shares of our common stock held, options held that were exercisable as of the Table Date or within 60 days thereafter, and RSUs and PSUs held that will vest within 60 days after the Table Date. This table does not include RSUs or PSUs that vest more than 60 days after the Table Date. RSUs and PSUs are awards payable, subject to vesting requirements, in shares of our common stock. For purposes of computing the percentage of outstanding shares held by each person named above, any security that such person has the right to acquire within 60 days after March 31, 2018 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)

The address for this beneficial owner is 105 Rowayton Avenue, Rowayton, Connecticut, 06853. The shares shown for this beneficial owner are based solely on the Schedule 13D/A filed by this beneficial owner on December 20, 2018.

(3)

The address for this beneficial owner is Building One, 6300 Bee Cave Road, Austin, Texas 78746. The shares shown for this beneficial owner are based solely on the Schedule 13G/A filed by this beneficial owner on February 2, 2018.

(4)

The address for this beneficial owner is 55 East 52nd Street, New York, NY 10055. The shares shown for this beneficial owner are based solely on the Schedule 13G filed by this beneficial owner on February 1, 2018.

(5)

The address for this beneficial owner is 1370 Avenue of the Americas, 24th Floor, New York, NY 10019. The shares shown for this beneficial owner are based solely on the Schedule 13G filed by this beneficial owner on February 13, 2019.

(6)

The address for this beneficial owner is 1910 Fairview Avenue East, Suite 200, Seattle, Washington, 98102. The shares shown for this beneficial owner are based on the Form 4 filed October 2, 2018. Columbia Pacific Advisors, LLC has the sole power to vote or to direct the vote of, and to dispose of direct the disposition of the following shares:

•	500,000 shares held by Columbia Pacific Opportunity Fund, LP (the fund); and

•	270,782 shares subject to a warrant held by Columbia Pacific Real Estate Fund II, LP

Mr. Alexander B. Washburn is one of the managing members of Columbia Pacific Advisors, LLC which serves as the investment manager of the Fund and the Real Estate Fund.

(7)	Includes 60,848 shares subject to options exercisable within 60 days after March 15, 2019 and 34,169 shares subject to restricted stock units vesting within 60 days of March 15, 2019.
(8)	Includes 9,613 shares subject to restricted stock units vesting within 60 days after March 15, 2019.
(9)	Includes 3,076 shares subject to restricted stock units vesting within 60 days after March 15, 2019.
(10)	Includes 2,449 shares subject to restricted stock units vesting within 60 days after March 15, 2019.
(11)	Includes 60,848 shares subject to options exercisable within 60 days after March 15, 2019 and 68,528 shares subject to restricted stock units vesting within 60 days after March 15, 2019.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who own more than 10% of our common stock (collectively, “Reporting Persons”), to file reports of ownership and changes in ownership of our common stock with the Securities and Exchange Commission. Based solely on our review of the reports filed by the Reporting Persons, and written representations from certain Reporting Persons that no other reports were required for those persons, we believe that, with respect to the year ended December 31, 2018, the Reporting Persons met all applicable Section 16(a) filing requirements, except that, due to an clerical error, a late form 4 was filed on July 20, 2018 with respect to reporting the grant of restricted stock units for each of the following executive officers: Gregory Mount, Douglas Ludwig, William Linehan, Thomas McKeirnan, and Harry Sladich.

CORPORATE GOVERNANCE

Corporate Governance Documents

The Board has adopted the following corporate governance documents:

•	Corporate Governance Guidelines;

•	Code of Business Conduct and Ethics;

•	Accounting and Audit Complaints and Concerns Procedures;

•	Statement of Policy with respect to Related Party Transactions; and

•	Charters for each of its standing committees, which include the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

We review each of these corporate governance documents annually and update them as necessary to reflect changes in regulatory requirements and evolving oversight practices. Copies of these documents are available online in the Investor Relations section of our website at www.redlion.com. We will provide paper copies of these documents to any shareholder upon written request to our Secretary at our principal executive office at 1550 Market Street, Suite 350, Denver, Colorado 80202.

Director Independence

The Board has determined that each nominee for election as a director at the annual meeting, other than Gregory T. Mount, our President and Chief Executive Officer, and Ted Darnall, is “independent” within the meaning of applicable listing standards of the New York Stock Exchange (the “NYSE”). Under the NYSE listing standards, a director is considered “independent” if the Board affirmatively determines that he or she has no material relationship with our company, either directly or as a partner, shareholder or officer of an organization that has a relationship with our company. Our Corporate Governance Guidelines contain categorical standards to assist the Board in making determinations of independence. A copy of these categorical standards is included in Appendix A to this proxy statement. The Board has made an affirmative determination that each independent member of the Board satisfies these categorical standards.

Meetings of the Board of Directors

The Board met sixteen times in 2018. All directors attended at least 75% of the total number of meetings of the Board and its committees on which they serve.

We encourage all of our directors to attend each annual meeting of shareholders. At our 2018 annual meeting of shareholders, 8 out of our 9 directors were in attendance at the meeting in person, and one director attended via telephone.

Executive Sessions of the Board

It is our policy that the independent directors meet in executive session without members of management following regularly scheduled meetings of the Board. The Chairman of the Board serves as the presiding director for these executive sessions.

Committees of the Board of Directors

We have three committees to assist the Board in fulfilling its responsibilities: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The following table shows the membership of each committee as of March 31, 2019:

Director(1)	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
James P. Evans			Chair
Amy Humphreys	✓	✓
Joseph B. Megibow	✓		✓
Bonny W. Simi		Chair	✓
Michael Vernon	Chair	✓

Audit Committee

The Audit Committee engages our independent registered public accounting firm, reviews with the firm the plans and results of the audit engagement, approves the audit and non-audit services provided by the firm, reviews our financial statements, reviews our compliance with laws and regulations, receives and reviews complaints relating to accounting or auditing matters, considers the adequacy of our internal accounting controls, and produces a report for inclusion in our annual proxy statement. The Audit Committee met ten times in 2018.

The Board has determined that each member of the Audit Committee is financially literate under the current listing standards of the NYSE. The Board also has determined that each member of the Audit Committee qualifies as an “audit committee financial expert” as defined by applicable rules of the Securities and Exchange Commission. All members of the Audit Committee are considered independent because they satisfy the independence requirements for board members prescribed by the NYSE listing standards, including those set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended.

Compensation Committee

The Compensation Committee discharges the responsibilities of the Board relating to compensation and evaluation of our President and Chief Executive Officer, or CEO, and other executive officers, makes recommendations to the Board regarding the compensation of directors, oversees the administration of our equity incentive plans and produces an annual report on executive compensation for inclusion in our annual proxy statement. The Compensation Committee met ten times in 2018.

The processes and procedures of the Compensation Committee for considering and determining compensation for our executive officers and directors are as follows:

•	Compensation for our executive officers is generally determined annually during the first few months of the year.

•

With respect to our CEO, the Compensation Committee generally reviews and approves performance goals for the current year, evaluates his performance in light of the goals established for the prior year, and establishes his compensation based on this evaluation and the facts and circumstances described below in Compensation Discussion and Analysis. As part of the evaluation process, the Compensation Committee solicits input from the CEO and other Board members. Final determinations regarding our CEO’s performance and compensation are made during executive sessions of the Compensation Committee and reported to the Board.

•	Our Compensation Committee determines compensation for the other executive officers based on the recommendations of our CEO, evaluates the performance of our executive officers against performance goals established for the prior year, and approves compensation based upon these factors and the facts and circumstances described below in Compensation Discussion and Analysis. Final determinations of their compensation are made during executive sessions of the Compensation Committee and reported to the Board.

•	The Compensation Committee has the sole authority to retain and compensate its own advisers.

•	The Compensation Committee reviews director compensation and benefits annually and makes recommendations to the Board with respect thereto.

•	The Compensation Committee has no authority to delegate any of the functions described above to any other persons.

The Board has reviewed the source of compensation received by each director serving on the Compensation Committee and determined that no director receives compensation from any person or entity that would impair his or her ability to make independent judgments about our company’s executive compensation. The Board has also reviewed all affiliations the directors serving on the Compensation Committee have with our company and its subsidiaries and affiliates and determined that there is no such relationship that places any of these directors under the direct or indirect control of our company or senior management, or creates a direct relationship between the director and members of our senior management, in each case of a nature that would impair his or her ability to make independent judgments about our company’s executive compensation.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for identifying and recommending to the Board for selection or nomination those individuals qualified to become members of the Board under the criteria established by our Corporate Governance Guidelines, periodically reviewing and making recommendations to the Board with regard to size and composition of the Board and its committees, recommending and periodically reviewing for adoption and modification by the Board our Corporate Governance Guidelines, and overseeing the evaluation of the Board and management. The Nominating and Corporate Governance Committee met five times in 2018.

Directors may be nominated by the Board or by shareholders in accordance with our By-Laws. The Nominating and Corporate Governance Committee will review all proposed nominees for the Board, including those recommended by shareholders, in accordance with its charter, our By-Laws and our Corporate Governance Guidelines. The committee will review age (a minimum age of 21 is prescribed for directors under the By-Laws), desired experience, mix of skills and other qualities to assure appropriate Board composition, taking into account the current Board members and the specific needs of our company and the Board. The committee will generally look for individuals who have displayed high ethical standards, integrity and sound business judgment. This process is designed to ensure that the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business.

While the committee is authorized to retain a third party to assist in the nomination process, we have not paid a fee to any third party to identify or assist in identifying or evaluating potential nominees.

A shareholder of record can nominate a candidate for election to the Board by complying with the procedures in Section 3.3 of our By-Laws. Any shareholder of record who wishes to submit a nomination should review the requirements in the By-Laws for nominations by shareholders, which are included in the excerpt from the By-Laws attached as Appendix B to this proxy statement. Any nomination should be sent to our Secretary at our principal executive office, 1550 Market Street, Suite 350, Denver, Colorado 80202. Any recommendations from shareholders regarding director nominees should be sent to the Nominating and Corporate Governance Committee in care of our Secretary at the same address.

Leadership Structure

We believe it is the CEO’s responsibility to lead the company and it is the responsibility of the Chairman of the Board to lead the Board. As directors continue to have more oversight responsibilities than ever before, we believe it is beneficial to have a separate chairman whose sole job is leading the Board. Accordingly, our Corporate Governance Guidelines currently provide that the Chairman of the Board cannot be an officer of the company. The Board retains the authority to modify this structure as and when appropriate to best address our company’s unique circumstances and to advance the best interests of all shareholders.

Board’s Role in Risk Oversight

The Board’s role in overseeing our company’s risk is to satisfy itself, directly or through Board committees, that —

•	there are adequate processes designed and implemented by management such that risks have been identified and are being managed;

•	the risk management processes function as intended to ensure that our company’s risks are taken into account in corporate decision making; and

•	the risk management system is designed to ensure that material risks to our company are brought to the attention of the Board or an appropriate committee of the Board.

Each of our company’s risk management processes is reviewed periodically (but at least once a year) by either the Board or an appropriate committee. Committee chairs regularly report on committee meetings at the meetings of the full Board.

The Board has reviewed our company’s current risk management systems and processes and concluded that the current allocation of oversight responsibilities between the Board and its committees is adequate, so long as the committees continue to coordinate their risk oversight responsibilities, share information appropriately with the other members of the Board, and provide timely and adequate reports to the full Board. The Board will continually evaluate its risk oversight role.

Communications with the Board of Directors

Our annual meeting of shareholders provides an opportunity each year for shareholders to ask questions of, or otherwise communicate directly with, members of the Board on appropriate matters. Shareholders or other interested parties may contact the Chairman of the Board at any time by sending an e-mail to chairman@redlion.com. In addition, shareholders may communicate in writing with any particular director, any committee of the Board, or the directors as a group, by sending a written communication to our Secretary at our principal executive office, 1550 Market Street, Suite 350, Denver, Colorado 80202. Copies of written communications received at such address will be provided to the Board or the relevant director unless such communications are considered, in the reasonable judgment of our Secretary, to be inappropriate for submission to the intended recipient(s). Examples of shareholder communications that would be considered inappropriate for submission to the Board include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to our business or communications that relate to improper or irrelevant topics. Communications concerning potential director nominees submitted by any of our shareholders will be forwarded to the Chairman of the Nominating and Corporate Governance Committee.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee of our Board, which is composed entirely of independent directors, as defined under NYSE rules, determines compensation for our executive officers. All decisions of the Compensation Committee are reported to our Board.

This discussion in this Compensation Discussion and Analysis (“CD&A”) focuses on our CEO, CFO, and the three most highly compensated executive officers (other than our CEO and CFO) for the past fiscal year, who were:

•	Gregory T. Mount, President and Chief Executive Officer

•	Douglas Ludwig, Former Executive Vice President, Chief Financial Officer and Treasurer*

•	Nate Troup, Senior Vice President, Chief Accounting Officer, former principal financial officer*

•	Paul Sacco, Executive Vice President, President of Global Development

•	Gary Sims, Executive Vice President, Chief Operating Officer

•	Thomas L. McKeirnan, Executive Vice President, General Counsel and Secretary

* As previously disclosed, Douglas Ludwig, our former Chief Financial Officer, resigned due to personal health reasons on October 15, 2018. Mr. Nate Troup, our Senior Vice President and Chief Accounting Officer, served in the position of principal financial officer on an interim basis through January 14, 2019.

There are no material differences in the compensation policies or decisions with respect to the executive officers.

On June 28, 2018, the Securities and Exchange Commission adopted amendments to the definition of a “smaller reporting company,” thereby expanding the number of companies eligible to qualify as a smaller reporting company. Smaller reporting companies may comply with scaled disclosure requirements, particularly in the description of executive compensation. As we now qualify as a smaller reporting company, we are eligible to comply with these scaled disclosure requirements, and are not required to include a CD&A under Item 402(b) of Regulation S-K. Nevertheless, we believe it is important for our shareholders to understand our compensation policies and procedures, and wanted our disclosure to be consistent with prior years, so we have elected to incorporate most of the required disclosures of a full CD&A, as well as additional compensation tables not required for smaller reporting companies.

Compensation Program Objectives and Rewards

We believe that our executive compensation program should:

•	Attract, motivate and retain highly qualified executives by paying them competitively, consistent with our success and their contributions to this success; and

•

Pay for performance by rewarding and encouraging individual and superior company performance, on both a short- and long-term basis, in a way that promotes alignment with long-term shareholder interests.

All of the compensation and benefits for our executive officers have as a primary purpose our need to attract, retain and motivate highly talented individuals who will engage in the behaviors necessary to enable us to succeed in our mission while upholding our values in a highly competitive marketplace. Beyond that, different elements are designed to engender different behaviors:

•	Base salary and benefits are designed to attract and retain executives over time.

•

Annual cash awards under our annual bonus plan for executive officers (the “Bonus Plan”) are designed to focus executives on one or more specific performance goals established each year by the Compensation Committee. Executive officers may also receive discretionary bonuses based on performance not otherwise measured by the Bonus Plan or for other reasons.

•

Long-term equity incentives — time-based restricted stock units (“RSUs”) and performance-based restricted stock units (“PSUs”) and stock options under our shareholder-approved stock incentive plans — focus executives’ efforts on the behaviors within their control that we believe are necessary to ensure our long-term success, as reflected in increases in our stock price over a period of years.

•

Severance and change of control arrangements are designed to facilitate our ability to attract and retain executives as we compete for talent in a marketplace where such protections are commonly offered. These arrangements ease an executive’s transition due to an unexpected employment termination. In the event of rumored or actual fundamental corporate changes, these arrangements will also allow executives to remain focused on our business interests.

Risk Mitigation

We do not believe that any of our compensation policies and practices are reasonably likely to have a material adverse effect on our company. With respect to our compensation policies and practices for executive officers, we believe that our allocation of overall compensation among base salary and annual and long-term incentives encourages our executive officers to deliver strong results for our shareholders without taking excessive risks. The base salaries of our executive officers provide them assured cash compensation at levels that our Compensation Committee deems appropriate, taking into account their respective job duties and responsibilities. We believe these base salaries, taken together with their at-risk annual and long-term incentives, motivate the executive officers to perform at a high level. With respect to annual cash awards under the Bonus Plan, we believe that our use of one or more objective company financial performance goals, together with the Compensation Committee’s discretion to disqualify an executive officer from receiving an award that might otherwise be payable, serves to mitigate against undue risk-taking. We also believe that our use of multi-year vesting schedules and a combination of time and performance vesting for most of our long-term equity incentives encourages our executive officers to deliver value to our shareholders while mitigating risk.

Pay Practices

The following table summarizes our executive compensation practices that we employ to motivate superior performance from our executives and encourage behaviors necessary to enable us to succeed in our mission while upholding our values in a highly competitive market place, as well as practices we avoid because we believe they increase risk and/or do not serve the long-term interests of our shareholders:

What We Do:

•  Pay for performance

•  Balance short-term and long-term compensation to discourage short-term risk taking at the expense of long-term results

•  Put caps on incentive compensation

•  Subject variable pay to our clawback policy

•  Have double trigger change of control agreements

•  Set required stock ownership guidelines for executive officers

•  Pay competitively to attract and retain top talent

•  Engage independent consultants to review and advise on executive compensation

What We Don’t Do:

•  Provide guaranteed minimum bonuses

•  Pay dividends on unvested or unearned incentive awards

•  Reprice or reload stock options without shareholder approval

•  Backdate options or grant options retroactively

•  Provide for automatic single-trigger vesting acceleration in connection with a change of control

Say on Pay Voting Results

At last year’s annual meeting, we asked our shareholders to approve, on an advisory basis, the compensation of our named executive officers disclosed in the proxy statement for that meeting. Over 98% of the votes cast on that proposal approved the compensation. Although the advisory vote on the compensation of our named executive officers is non-binding, our Board and Compensation Committee reviews the results of the vote and takes the outcome of the vote into consideration, along with other relevant factors, in making determinations concerning our executive officer’s compensation.

At our 2017 annual meeting, we asked our shareholders to approve, on an advisory basis, holding an advisory shareholder vote approving executive compensation every year. Consistent with our Board of Directors’ recommendation in our 2017 Proxy Statement and the vote of our shareholders, our Board of Directors has determined that the shareholder advisory vote on executive compensation will occur on an annual basis (every “one year”), until the next advisory vote on the frequency of advisory votes on executive compensation at the 2023 Annual Meeting of Shareholders.

Compensation Consultants

The Compensation Committee has the sole authority and responsibility to select, retain, and terminate any adviser to assist it in the performance of its duties, and to approve the compensation consultant’s fees and terms of engagement.

The Compensation Committee originally retained Mercer US, Inc. (“Mercer”) as its independent compensation consultant in early 2016 because of its extensive expertise and its independence due to the lack of any other business relationship with our company. Mercer’s engagement was continued in 2018, where Mercer was tasked with conducting a review of our executive compensation and director compensation programs, including the CEO and all named executive officers, and providing design and goal setting assistance on our annual and long-term incentive compensation programs. Mercer reports directly to the Chairman of the Compensation Committee, and the Compensation Committee confirmed that Mercer was an independent compensation advisor and that its engagement did not present any conflicts of interest.

Compensation Benchmarking

Mercer examined cash and incentive compensation data from a variety of published survey sources, using a blend of hospitality/restaurant industry and general industry data (both publically available and internal) and proxy data from peer group companies. Mercer matched our company’s executives to comparable survey and proxy positions based on job content and level of responsibility, with adjustments as appropriate.

Our peer group for 2018 consisted of 11 hotel and hospitality companies with annual revenues ranging from approximately $98 million to over $1.2 billion. The compensation data results of our peer group study were reduced by 10% by Mercer to account for our smaller revenue size as compared to our peer group. Peer group members were hospitality companies Extended Stay America, Inc., La Quinta Holdings, Inc., Choice Hotels International, Inc., and Marcus Corp, and restaurant companies Ruths Hospitality Group, Inc., El Pollo Loco Holdings, Luby’s, Shake Shack, Papa Murphy’s Holdings, Inc., Wingstop and Nathans Famous, Inc.

A comparison of our company to our peer group with respect to annual revenue (trailing 12 months) and market capitalization as of August 2017 is set forth in the table below:

	Annual Revenue (in millions) ($)	Market Capitalization (in millions) ($)
25th Percentile	221	342
Median	394	594
75th Percentile	772	1,399
Red Lion Hotels Corporation	175	165

Elements of Our Compensation Program

Base Salaries

The Compensation Committee determines base salaries for the executive officers early each year based on a variety of factors, including the following:

•	individual performance;

•	job responsibilities;

•	tenure with the company as well as prior experience;

•	economic conditions;

•	retention considerations; and

•	the competitive labor market, including regional salary levels and those of executives at other hospitality companies.

In determining the base salaries of executive officers, the Compensation Committee also solicits input from the CEO and takes into consideration the recommendations made by the CEO with respect to the compensation of the other executive officers.

As a general matter, the Company seeks to position its base salaries, target annual bonuses and long-term incentive compensation near the median of its peer group benchmark data (as adjusted to account for our smaller revenue size as compared to our peer group). Based on the compensation information from Mercer, and after considering the recommendations of the CEO with respect to the executive officers, and considering the factors set forth above, the Compensation Committee determined to increase the base salaries of some of our executive officers in 2018, as follows:

	Base Salary ($)
	2017	2018	% change
Gregory T. Mount	530,000	556,000	5%
Douglas Ludwig (1)	375,000	386,000	3%
Thomas McKeirnan	307,000	322,000	5%

(1)	Mr. Ludwig was hired effective April 3, 2017, and departed October 15, 2018. The base salaries reflected above are his annualized base salaries.

The Compensation Committee also utilized the Mercer data to establish the initial base salaries of Mr. Sims, who started June 25, 2018, and for Mr. Sacco upon his promotion to an executive officer June 14, 2018.

Bonus Plan and Other Annual Cash Awards

Executive Officers Bonus Plan

Each year the Compensation Committee establishes one or more performance goals for our executive officers under the Bonus Plan, and the levels of cash awards that the executives will receive based on the extent to which their goals are achieved. The goals and award levels are set after extensive discussion between the Compensation Committee and the CEO regarding the performance needed to drive execution on the Company’s annual budget and its strategic plan. Company goals generally relate to the Company’s overall financial performance, and individual goals have been subjective or objective, but they have generally been based on performance in areas of our business that the Compensation Committee believed were important to our success. Award levels are specified as a percentage of base salary. The final performance goals and award levels are set by the Compensation Committee. The Compensation Committee determines the threshold, target and maximum award levels under the Bonus Plan based on the same factors that it considers in determining base salaries.

Under the Bonus Plan, there is an overriding discretionary analysis of each executive’s eligibility to receive variable pay. For example, if an executive failed to follow company policy and procedures, exposed the company to legal liability, or exhibited behavior inappropriate for a leadership position, the executive could have been disqualified from receiving variable pay, even if his or her specified performance goals had been achieved.

The eligible executives, and their threshold, target and maximum bonus levels under the Bonus Plan, were as follows:

Executive	Minimum Bonus	Threshold Bonus	Target Bonus	Maximum Bonus
Chief Executive Officer	0% of Base Salary	50% of Base Salary	100% of Base Salary	160% of Base Salary
Chief Financial Officer	0% of Base Salary	35% of Base Salary	70% of Base Salary	112% of Base Salary
Chief Operating Officer	0% of Base Salary	30% of Base Salary	60% of Base Salary	96% of Base Salary
Executive Vice President(s)	0% of Base Salary	25% of Base Salary	50% of Base Salary	80% of Base Salary

Bonus payments were based on the Company and the executive meeting the following performance goals:

•	Achievement of our 2018 targeted adjusted earnings before interest, taxes, depreciation and amortization (“Targeted Adjusted EBITDA”);

•	Achievement of a company goal based on sales of company owned hotels (“Hotel Sales”); and

•

Achievement of one or more department or individual goals based on applicable division or department performance such as gross operating profit; revenues from group business; RevPar growth; increase in RevPar index; improvement in customer service competitive quality index; associate engagement; and addition of franchised and managed hotels to RLHC’s system of hotels and other goals that advance department or company strategic goals and/or personal development.

To determine bonuses under the Plan, the EBITDA goal will be weighted 50%, the Hotel Sales goal 30% and the department/individual goals 20%. No bonus will be payable under the Plan unless the ratio (“EBITDA Goal Achievement”) of (i) our actual adjusted EBITDA for 2018, to (ii) Targeted Adjusted EBITDA exceeds 90%, unless by discretion of the Compensation Committee.

The EBITDA Goal Achievement percentage determined the tentative payouts, if any, to which the executives would be entitled under the Bonus Plan, based upon the target multipliers below:

	EBITDA Goal Achievement	Target Multiplier
Maximum	120%	160%
	115%	145%
	110%	130%
	105%	115%
Target	100%	100%
	97.5%	87.5%
	95%	75%
	92%	62.55%
Threshold	90%	50%

If Targeted Adjusted EBITDA was achieved, and the executive achieved all of his or her departmental and individual goals, the executive would be entitled to 100% of his or her eligible bonus equal to the percentage of base salary determined from the above table at the “Target Bonus” level.

If Targeted Adjusted EBITDA was exceeded, and the executive achieved all of his or her departmental and individual goals, the executive would be entitled to a full payout equal to the percentage of base salary determined from the above table at an amount between the “Target Bonus” and up to the “Maximum Bonus” level, with the final amount determined using the target multiplier that is linearly interpolated for the amount actual EBITDA exceeded Targeted Adjusted EBITDA, up to a maximum multiplier of 160% if actual EBITDA exceeded Targeted Adjusted EBITDA by 20% or more.

Bonus Plan Targets and Award Levels for 2018

The Company’s Adjusted EBITDA Target was $17.153 million. Actual Adjusted EBITDA was $15.766 million, as reported in our 2018 Form 10-K, or approximately 91.915% of target. Therefore, the target multiplier, based on the achievement of 91.915% Targeted Adjusted EBITDA, was 59.64% for each executive.

The Company’s Hotel Sales goal for 2018 was 9 hotels, which was fully achieved.

Departmental and individual goals differ for each executive, and include both objective financial and subjective non-qualitative targets. Determination of whether or not an executive has met their department and individual goals, and the level of achievement of those goals, is a subjective exercise for the Compensation Committee, as the number and type of departmental and individual goals differ for each executive. As such, the Compensation Committee determines the level of achievement for each goal, and then weighs overall performance of the executive as to all departmental and individual goals to determine percentage of achievement.

Based on the Compensation Committee’s assessment, and based upon achievement of both the Target Adjusted EBITDA and Hotel Sales Goals, the bonus award levels for 2018 were achieved as follows:

Bonus Plan Award Levels for 2018

	Threshold Bonus ($)	Target Bonus ($)	Maximum Bonus ($)	Actual Award Paid ($)	EBITDA Goal Achievement Percentage	Hotel Sales Goal Achievement Percentage	Individual and Departmental Goal Achievement Percentage	Award as % of Base Salary
Gregory T. Mount	278,000	556,000	889,600	465,492	91.915%	100%	100%	83.72%
Paul Sacco*	65,625	131,250	210,000	109,885	91.915%	100%	100%	29.30%
Gary Sims*	54,425	108,850	174,160	91,131	91.915%	100%	100%	26.03%
Thomas L. McKeirnan	80,500	161,000	257,600	134,792	91.915%	100%	100%	41.86%

*

Mr. Sacco’s and Mr. Sims’ awards paid were prorated for their partial year of service. As interim principal financial officer Mr. Troup was not eligible to participate in the Bonus Plan. Mr. Ludwig departed in October 2018.

Discretionary Bonuses

In addition to awards under the Bonus Plan, the Compensation Committee has authority to grant discretionary bonuses to executive officers based on performance not otherwise measured by the Bonus Plan or for other reasons.

No discretionary bonuses were granted to our named executive officers in 2018.

Long-Term Equity Incentives

Since 2009 we have provided long-term incentives to our executive officers in the form of time-based restricted stock units (RSUs), typically with a vesting period of four years. We have done this in order to preserve the pool of shares available under our stock incentive plans, and because of a market trend to rely more heavily on RSUs than on stock options as long term incentives because RSUs provide more stable incentives for executives. The equity incentives are intended to benefit shareholders by enabling us to better attract and retain top talent in a marketplace where such incentives are prevalent. RSUs closely align our executives with the achievement of our longer-term financial objectives that enhance shareholder value.

To further reflect our pay-for-performance compensation philosophy, in 2018 the Compensation Committee elected to grant restricted stock units with a mix of both time-based RSUs and performance-based restricted stock units (PSUs). The Compensation Committee believes that the mix of time-vesting and performance-vesting equity awards achieves a balance in our equity-based incentive program that further aligns the interests of our executive team and our shareholders. The mix for 2018 was 75% PSUs and 25% RSUs, with an opportunity for an executive to earn additional shares under the PSU grant if performance targets are exceeded. PSUs are tied to the achievement of certain financial and operational performance goals measured over a set period, generally one to three years. In addition, each PSU has a further time vesting provision requiring continued service to the Company, generally three years from the date of grant. The Compensation Committee has elected to include PSU grants because they align our executive’s compensation with meeting or exceeding key financial and operational performance goals that will deliver long-term value to our shareholders, and will further motivate our executive team to achieve our key business objectives.

•	Time-Based Restricted Stock Units (RSU)

RSU grants provide for the issuance of shares of our common stock if the recipient has met certain continued service requirements, typically four years in order to receive the full value of the award. Unlike stock options, RSUs may have value even if the price of our common stock does not increase. Nevertheless, we award RSUs because they promote retention and we believe they also create incentives for executives to focus on increased share prices so that the award has greater value when the common stock is issued. Although we do not impose any restriction on the sale of common stock issued pursuant to RSUs, we expect that our executives will continue to hold some if not all of the shares issued, which will also keep their interests aligned with those of our shareholders.

Under all of the RSUs granted to our executive officers in 2018, an executive was entitled to receive one-fourth of the shares subject to the award on each of the first four anniversaries of the date of grant as long as the executive remained continuously employed with us until the applicable anniversary.

•	Performance-Based Restricted Stock Units (PSU)

PSU grants provide for the issuance of shares of our common stock if the recipient has met certain financial and operational performance goals, and, in addition, meets certain continued service requirements. Each set of performance measures is intended to reward the achievement of specific long-term strategic goals designed to deliver long-term shareholder value. The length of the performance period, the mix of time and performance-based awards, the specific performance measures and target levels, and the time-based vesting provisions are established each year by the Compensation Committee.

•	Stock Options

Stock options provide for financial gain derived from the potential appreciation in stock price from the date that the option is granted until the date the option is exercised. The exercise price of our stock options is set at fair market value, which is the closing selling price of our common stock on the NYSE on the grant date. The vesting provisions of the stock options we have granted in the past have varied, although they have generally vested in equal annual increments over a period of four years from the date of grant.

Under the shareholder-approved stock incentive plans, we may not grant stock options at a discount to fair market value or with a so-called “reload” feature, and we may not reduce the exercise price of outstanding stock options except in the case of a stock split or other similar event. We do not lend funds to employees to enable them to exercise stock options.

We do not backdate options or grant options retroactively. In addition, we do not plan to coordinate grants of options so that they are made before an announcement of favorable information, or after an announcement of unfavorable information. Our options are granted at fair market value on a fixed date or event, with all required approvals obtained in advance of or on the actual grant date. All grants to executive officers require the approval of the Compensation Committee.

Our long-term performance ultimately determines the value of stock options, because gains from stock option exercises are entirely dependent on the long-term appreciation in the price of our common stock. As a result, we believe stock option grants encourage executives and other employees to focus on behaviors and initiatives that should lead to an increase in the price of our common stock, which benefits all our shareholders.

No options were granted in 2018.

2018 Long-Term Incentive Threshold, Target and Maximum Amounts

For 2018, the Compensation Committee set the threshold, target and maximum bonus long-term incentive levels for long-term incentive grants for our executives as follows:

Executive	Threshold LTI	Target LTI	Maximum LTI
CEO	22% of Base Salary	200% of Base Salary	230% of Base Salary
CFO	12.5% of Base Salary	100% of Base Salary	180% of Base Salary
Other Executive Officers	7.5% of Base Salary	60% of Base Salary	125% of Base Salary

Only PSUs granted have threshold and maximum levels; all RSUs are granted at the target level. For 2018, each executive received a mix of 75% PSUs and 25% RSUs.

PSU Grants made in 2018

Under all of the PSUs granted to our executive officers in 2018, the executive will be entitled to receive the shares subject to the award on March 31, 2021, at the target level, as long as prior to such date the performance conditions set forth in each executive officer’s grant are achieved, and the executive remained continuously employed with us until the applicable vesting date. The PSUs granted in 2018 used as a performance measure 2019 adjusted EBITDA, and targets were set upon grant. However, during 2018, and consistent with the change in the Company’s strategy to focus on moving towards operations as primarily a franchise company, the Company sold nine of its previously owned hotels, the timing of which could not be forecast in early 2018. Therefore, the Compensation Committee determined that it was appropriate to modify the performance targets to take into account the hotel sales during 2018, and revised performance targets based on adjusted EBITDA during fiscal 2019 were chosen.

As the performance period for the PSUs granted in 2018 relates to fiscal 2019 EBITDA performance, no PSUs were issued to executives in 2018. The Compensation Committee will determine whether the 2019 performance targets have been met in early 2020 and, depending on the level of achievement of the targeted performance measure, issue PSUs at that time which will be further subject to additional time based vesting until March 31, 2021.

RSU Grants made in 2018

The RSUs granted to our executive officers in 2018 vest annually over four years, subject to the executive’s continued employment with the Company. RSUs granted in 2018 are shown in the 2018 Grants of Plan-Based Awards table below.

Retirement, Change of Control and Other Benefits

Our executive officers participate in the same employee benefits provided to all other employees. The limited perquisites made available to our executives generally do not exceed $10,000 annually.

Each of our executives is entitled to certain severance benefits if terminated without cause, or in connection with a change of control involving our Company, as described below under Employment Agreements; Severance and Change of Control Arrangements.

Clawback Policy

The Compensation Committee has adopted a Compensation Clawback Policy (the “Clawback Policy”) that gives the Compensation Committee authority to recoup certain executive officer compensation in the event of financial errors, including an accounting restatement, or other executive officer conduct that adversely affects our company or its results of operation. The Clawback Policy applies to all incentive compensation paid, granted, earned, vested or otherwise awarded to an executive officer, including annual bonuses and other short and long term cash incentive awards, stock options, restricted stock awards and other equity or equity-based awards.

Stock Ownership Guidelines

Our Board of Directors has adopted Stock Ownership Guidelines applicable to our directors and executive officers. Share ownership demonstrates to our shareholders, the investing public and the rest of our company’s associates, our executive officers’ commitment to our company and directly aligns executives’ interests with those of our shareholders. Each of our CEO, CFO, Executive Vice Presidents and General Counsel is required to own the lesser of either (i) 30,000 shares of our common stock, or (ii) a number of shares of our common stock equal in value to at least his or her annual base salary. Each of our executives has four years from the date of his or her appointment to attain such level of ownership. Our executives are in compliance with our Stock Ownership Guidelines or are still within the four year period.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis provided above with management and, based on the review and discussions, recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K.

Respectfully submitted,

Compensation Committee of the Board of Directors

Bonny W. Simi, Chair

Amy Humphreys

Michael Vernon

April 11, 2019

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth summary information concerning the compensation awarded to, paid to or earned by our named executive officers for all services rendered in all capacities to us in 2018, 2017 and 2016.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Gregory T. Mount President and Chief Executive Officer	2018 2017 2016	548,500 520,039 476,936	— — 129,413	1,111,997 888,030 347,557	— — 347,565	465,492 500,000 —	— — —	2,126,639 1,908,069 1,301,471
Douglas Ludwig (4) Former Executive Vice President, Chief Financial Officer	2018 2017	317,504 266,827	— —	— 621,043	— —	— 225,000	— 20,000	317,504 1,132,868
Nate Troup (5) Senior Vice President, Chief Accounting Officer, former principal financial officer	2018	147,692	20,000	96,001	—	—	—	263,693
Paul Sacco (6) Executive Vice President, President of Global Development	2018	338,077	—	1,145,193	—	109,885	85,106	1,678,261
Gary Sims (7) Executive Vice President, Chief Operating Officer	2018	168,269	—	981,200	—	91,131	18,751	1,259,172
Thomas L. McKeirnan Executive Vice President, General Counsel and Secretary	2018 2017 2016	317,673 299,535 275,692	— — 55,855	193,206 182,343 167,559	— — —	134,792 160,000 —	— — —	645,671 641,878 499,106

(1)

Amounts in this column reflect the total Performance-based Restricted Stock Units (PSUs), and Restricted Stock Units (RSUs) awarded in 2018 and represent the grant date fair value of these stock awards. As amounts shown represent the fair value on date of grant they do not reflect the amount that may be ultimately realized by the NEOs. See Note 12 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2018 for information regarding the assumptions underlying the valuation of these equity awards. Amounts include the aggregate grant date fair values of PSUs at the Target number, calculated in accordance with accounting guidance. At the Maximum number, these values for the executives receiving PSUs in 2018 (Mr. Mount and Mr. McKeirnan) would be $1,334,112 for Mr. Mount and $231,836 for Mr. McKeirnan.

(2)	Represents amounts payable under our 2018 Executive Officers Bonus Plan.
(3)	Unless otherwise disclosed, the total value of all perquisites and personal benefits received by the executive officers in 2018 was $10,000 or less.
(4)	Mr. Ludwig was hired effective April 3, 2017 and left the Company on October 15, 2018. Mr. Ludwig received a temporary housing allowance of $20,000 when he joined the Company in April, 2017.
(5)

Mr. Troup, our Chief Accounting Officer, served as interim principal financial officer between October 15, 2018 and January 14, 2019.    Mr. Troup received a signing bonus of $20,000 when he joined the Company in May 2018.

(6)

Mr. Sacco was promoted to Executive Vice President, President of Global Development on June 14, 2018. In connection with his promotion, Mr. Sacco received a one-time grant of 88,000 Restricted Stock Units vesting on the fourth anniversary of his promotion date.    All Other Compensation above includes $83,231 in commission payments in 2018.

(7)

Mr. Sims was hired June 25, 2018.    In connection with his hiring, Mr. Sims received a one-time grant of 88,000 Restricted Stock Units vesting on the fourth anniversary of his promotion date.    All Other Compensation above includes $18,751 in reimbursement for moving expenses.

2018 Grants of Plan-Based Awards

The following table sets forth summary information regarding all grants of plan-based awards made to our named executive officers for the year ended December 31, 2018.

	Type of Award	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock (4) Awards ($) (4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gregory T. Mount	Annual Incentive Award		278,000	556,000	889,600
	Restricted Stock Units	3/29/18							28,513	278,002
	Performance Stock Units	3/29/18				42,769	85,538	136,862		833,996
Douglas Ludwig (5)	Annual Incentive Award		135,100	270,200	432,320
	Restricted Stock Units	3/29/18							9,897	96,496
	Performance Stock Units	3/29/18				14,846	29,692	47,508		289,497
Nate Troup	Annual Incentive Award (6)		0			—	—	—
	Restricted Stock Units	5/07/18							9,796	96,001
Thomas L. McKeirnan	Annual Incentive Award		80,500	161,000	257,600
	Restricted Stock Units	3/29/18							4,954	48,302
	Performance Stock Units	3/29/18				7,431	14,862	23,778		144,905
Paul Sacco	Annual Incentive Award (7)		65,625	131,250	210,000
	Restricted Stock Units	3/31/18 6/14/18							12,307 88,000	119,993 1,025,200
Gary Sims	Annual Incentive Award (7)		54,425	108,850	174,160
	Restricted Stock Units	6/25/18							88,000	981,200

(1)

These represent the “Threshold”, “Target” and “Maximum” award payouts that were available for the 2018 performance period under our annual Bonus Plan for executive officers as described in “Compensation Discussion and Analysis” and does not represent amounts actually paid or that may be paid in the future. Actual award payments are listed in the Summary Compensation Plan table above under the “Non-Equity Incentive Plan Compensation” column for 2018.    Mr. Sacco’s and Mr. Sims’ potential award payout levels were prorated for their partial year of service.

(2)

“Performance Stock Units” represents performance-based restricted stock units (PSUs) that were available for issuance and granted during 2018 under our long-term incentive plan, and does not represent number of restricted stock units actually awarded.    As described in “Compensation Discussion and Analysis” the PSUs granted in 2018 have a performance period that relates to fiscal 2019 performance.

(3)

Represents time-based Restricted Stock Units. One-fourth of the RSUs granted on March 29, 2018 vested on March 31, 2019, and the remainder are scheduled to vest in equal installments on the next three anniversaries of that date. One-fourth of the RSUs granted on March 31, 2018 vested on March 31, 2019, and the remainder are scheduled to vest in equal installments on the next three anniversaries of that date. One-fourth of the RSUs granted on May 7, 2018 vested on March 31, 2019, and the remainder are scheduled to vest in equal installments on the next three anniversaries of that date. The RSUs that were granted on June 14, 2018 will vest on June 14, 2022. The RSUs that were granted on June 25, 2018 will vest on June 25, 2022. In all cases, vesting of RSUs is subject to continuous service with us or one of our affiliates. Under certain circumstances, the vesting dates may be accelerated. See — Employment Agreements; Severance and Change of Control Arrangements. When RSUs vest, we will, as soon as is administratively practicable, issue one share of our common stock for each unit that vests.

(4)

Amounts reported in this column constitute the aggregate grant date fair value of each award calculated in accordance with FASB ASC Topic 718. The grant date fair value of PSUs included in this column assumes a payout at the target performance level. The grant date fair value of the PSUs assuming the maximum level of performance is achieved is equal to $1,334,112 for Mr. Mount and $231,836 for Mr. McKeirnan. For the restricted stock units, the closing market price of our common stock on March 29, 2018 and March 31, 2018 was $9.75, May 7, 2018 was $9.80, June 14, 2018 was $11.65 and June 25, 2018 was $11.15. For the performance stock units (PSUs) the closing market price of our common stock on March 29, 2018 was $9.75.

(5)	Mr. Ludwig’s annual incentive award and RSUs and PSUs granted March 29, 2018 terminated upon his resignation on October 15, 2018.
(6)	Mr. Troup as interim CFO was not eligible to participate in the Bonus Plan for 2018 and did not receive any award of PSUs.
(7)	Mr. Sacco’s and Mr. Sims’ potential award payout levels were prorated for their partial year of service.

2018 Outstanding Equity Awards at Fiscal Year End

The following table sets forth summary information regarding the outstanding equity awards held by each of our named executive officers at December 31, 2018.

	Option Awards (1)				Stock Awards (1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)
Gregory T. Mount					8,962	(3)	73,488
					200,000	(4)	1,640,000
					21,193	(5)	173,783
					49,335	(6)	404,547
					70,451	(7)	577,698
					28,513	(8)	233,807
					136,862	(9)	1,122,268
	40,566	40,564	8.20	3/28/2026
Douglas Ludwig (13)					0		0
Nate Troup					9,796	(8)	80,327
Tom McKeirnan					5,113	(3)	41,927
					125,000	(4)	1,025,000
					10,218	(5)	83,788
					9,798	(6)	80,344
					13,922	(7)	114,160
					4,954	(8)	40,623
					23,778	(9)	194,980
Paul Sacco					15,000	(10)	123,000
					12,307	(8)	100,917
					88,000	(11)	721,600
Gary Sims					88,000	(12)	721,600

(1)

The vesting of unvested options and restricted stock units is subject to continuous service with us or one of our affiliates through the respective scheduled dates of vesting disclosed in the footnotes to this table. Under certain circumstances, these vesting dates may be accelerated. See — Employment Agreements; Severance and Change of Control Arrangements.

(2)	The value of these RSUs is calculated by multiplying the number of RSUs and PSUs by $8.20, the closing market price of our common stock on December 31, 2018.
(3)	These RSUs vested March 2, 2019.
(4)	These RSUs will vest on May 20, 2019.
(5)	One-half of these RSUs vested on March 28, 2019 and the remainder will vest on March 28, 2020.
(6)	One-third of these RSUs vested on March 31, 2019, and the remainder will vest in two equal installments on March 31, 2020, and March 31, 2021.
(7)	Represents the number of PSUs issued. These PSUs will vest on May 25, 2020.
(8)	One-fourth of these RSUs vested on March 31, 2019 and the remainder will vest in three equal installments on the next three anniversaries of that date.
(9)

Represents the maximum amount of PSUs that can be issued if all performance measures were exceeded. The PSUs vest upon confirmation of achievement of the performance conditions set forth in the individual executive’s grant agreement by the Compensation Committee and, in addition, on continuous service through the vesting date of March 31, 2021. No PSUs vested in 2018.

(10)	These RSUs will vest in three equal installments on October 1, 2019, October 1, 2020 and October 1, 2021.
(11)	These RSUs will vest June 14, 2022.
(12)	These RSUs will vest June 25, 2022.
(13)	Mr. Ludwig’s employment terminated on October 15, 2018.

2018 Option Exercises and Stock Vested

The following table summarizes the option exercises and vesting of stock awards for each of our named executive officers for the year ended December 31, 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Gregory T. Mount			45,140	445,886
Douglas Ludwig(2)			16,744	174,754
Nate Troup			0	0
Tom McKeirnan			17,371	170,615
Paul Sacco			5,000	62,450
Gary Sims			0	0

(1)

All of these stock awards were RSUs. The value of the shares of common stock acquired upon vesting of these RSUs is calculated by multiplying the number of shares by the closing market price of our common stock on the date the RSUs vested.

(2)	Mr. Ludwig’s employment terminated on October 15, 2018.

Employment Agreements; Severance and Change of Control Arrangements

Mr. Mount

Gregory T. Mount serves as our President and Chief Executive Officer under a written agreement that was restated as of February 27, 2015. Under that agreement, in addition to his base salary, which is currently $556,000, Mr. Mount is also entitled to receive an annual equity grant with a value equal to at least 50% of his base salary and to participate in our annual bonus plan for executive officers (the “Bonus Plan”) with a target bonus equal to at least 50% of his base salary.

If we terminate Mr. Mount’s employment without cause, we will make a lump-sum severance payment to him equal to his base annual salary for the year in which the termination occurs.

If there is a constructive termination of Mr. Mount’s employment within twelve months after a change of control of the Company, then in lieu of the severance described in the preceding paragraph:

•	we will make a lump-sum severance payment to him equal to the sum of

•	150% of his then base salary, plus

•

150% of his target incentive bonus under the Bonus Plan for the year of termination multiplied by a fraction, the numerator of which is 365 plus the number of days elapsed in that fiscal year at the time of the termination and the denominator of which is 365

•	we will accelerate vesting on any portion of any equity grant previously made to him under any of our stock incentive plans that would otherwise have vested after the date of the termination; and

•

all restrictions under any non-performance based restricted stock, restricted stock units or other similar awards granted to him will terminate, and we will issue any common stock that underlies such awards but has not yet been issued, and all performance based restrictions under any performance based award granted to him will terminate if expressly provided in the award agreement.

Following any termination of employment in connection with which Mr. Mount is entitled to severance, he will be prohibited from competing with us or soliciting any of our employees for a period equivalent to the period for which the severance is paid.

The term “cause” means (i) willful and intentional failure or refusal to perform or observe any material duties, responsibilities or obligations, if such breach is not cured within 30 days after we give notice of the breach, which notice shall state that such conduct shall, without cure, constitute cause; (ii) any willful and intentional act involving fraud, theft, embezzlement or dishonesty affecting our company; or (iii) conviction of (or a plea of nolo contendere to) an offense that is a felony in the jurisdiction involved.

The term “change of control” means the occurrence of any one of the following events: any merger or consolidation involving the acquisition of 50% or more of the combined voting power of our outstanding securities by a person or an investor group; adoption of a plan for liquidation or for sale of substantially all of our assets or any other similar transaction or series of transactions involving our company, or the acquisition of 50% or more of the combined voting power of our outstanding securities by a person or an investor group.

A “constructive termination” includes an involuntary termination by us without cause as well as a voluntary termination by Mr. Mount within thirty days after any of the following (i) a significant reduction in overall scope of duties; (ii) a required relocation more than 40 miles from Spokane, Washington; or (iii) a reduction of more than 20% in base salary or target bonus.

Mr. Sims

Gary L. Sims serves as our Executive Vice President, Chief Operating Officer under a written agreement dated May 25, 2018. Under that agreement, Mr. Sims current annual base salary is $350,000, and he is also entitled to participate in our annual bonus plan with a target bonus equal to at least 60% of his base salary. For 2018, he was eligible for a target bonus under the Bonus Plan pro-rated for the portion of 2018 he was our employee. Mr. Sims is also eligible to receive an annual equity grant with a value equal to 80% of his base salary, and on his start date, Mr. Sims also received a one-time grant of 88,000 restricted stock units, to be settled in our common stock, vesting entirely on the fourth (4th) anniversary of his start date.

We agreed to reimburse Mr. Sims for approved relocation costs in the amount of $18,751. In the event Mr. Sims voluntarily terminates his employment with us prior to the first anniversary of his start date, he will be required to reimburse us for these relocation costs.

If we terminate Mr. Sims’ employment without cause, we will make a lump-sum severance payment to him equal to one-half of his base annual salary for the year in which the termination occurs.

If there is a constructive termination of Mr. Sims’ employment within twelve months after a change of control of the Company, then in lieu of the severance described in the preceding paragraph:

•	we will make a lump-sum severance payment to him equal to the sum of

•	100% of his then base salary, plus

•	100% of his target incentive bonus for the year of termination, prorated for the number of days elapsed in that year prior to his termination;

•	we will accelerate vesting on any portion of any equity grant previously made to him under any of our stock incentive plans that would otherwise have vested after the date of the termination; and

•

all restrictions under any non-performance based restricted stock, restricted stock units or other similar awards granted to him will terminate, and we will issue any common stock that underlies such awards but has not yet been issued, and all performance based restrictions under any performance based award granted to him will terminate if expressly provided in the award agreement.

Following any termination of employment in connection with which Mr. Sims is entitled to severance, he will be prohibited from competing with us or soliciting any of our employees for a period equivalent to the period for which the severance is paid.

The terms “cause” and “change of control” and the circumstances that constitute “constructive termination” are the same for purposes of Mr. Sims’ agreement as they are for Mr. Mount’s, except that a required relocation of his place of employment will not constitute a constructive termination.

Mr. McKeirnan

Thomas L. McKeirnan serves as our Executive Vice President, General Counsel under a written agreement that was restated as of February 27, 2015. Under that agreement, Mr. McKeirnan’s current annual base salary is $322,000, and he eligible to participate in our Bonus Plan with a target bonus equal to at least 50% of his base salary. Mr. McKeirnan is also eligible to participate our long-term incentive plan with a target for 2018 of 60% of his base salary.

The agreement provides that McKeirnan will serve in his current position through December 31, 2019, unless his agreement terminates earlier in accordance with its terms. Thereafter, his agreement automatically renews for additional one-year periods, unless terminated by either party upon 120-days’ notice prior to the end of 2019 or any later calendar year.

If Mr. McKeirnan’s employment is terminated due to his death or disability, we will make a lump-sum severance payment to him equal to any unpaid bonus for the prior fiscal year, and 100% of his target incentive bonus for the year of termination, prorated for the number of days elapsed in that year prior to his termination.

If Mr. McKeirnan’s employment is terminated without cause, including if the Company elects not to extend the term of his employment agreement, or if Mr. McKeirnan terminates his employment within 6 months of any event constituting good reason, then:

•	we will make a lump-sum severance payment to him equal to the sum of

•	100% of his then base salary, plus

•	100% of any unpaid bonus for the prior fiscal year; plus

•	100% of his target incentive bonus for the year of termination, prorated for the number of days elapsed in that year prior to his termination; and

•	continue in effect Mr. McKeirnan’s benefits with respect to life, health and insurance plans or their equivalent for one year

•	we will accelerate vesting on any portion of any equity grant previously made to him under any of our stock incentive plans that would otherwise have vested after the date of the termination;

•

all restrictions under any non-performance based restricted stock, restricted stock units or other similar awards granted to him will terminate, and we will issue any common stock that underlies such awards but has not yet been issued, and all performance based restrictions under any performance based award granted to him will terminate if expressly provided in the award agreement; and

•	we will continue in effect Mr. McKeirnan’s benefits with respect to life, health and insurance plans or their equivalent for one year.

If there is a termination of Mr. McKeirnan’s employment within twelve months after a change of control of the Company, or Mr. McKeirnan terminates his employment within twelve months following a change of control and within 6 months of any event constituting good reason, then in lieu of the severance described in the preceding paragraph:

•	we will make a lump-sum severance payment to him equal to the sum of

•	100% of his then base salary, plus

•	100% of any unpaid bonus for the prior fiscal year; plus

•

100% of his target incentive bonus for the year of termination multiplied by a fraction, the numerator of which is 365 plus the number of days elapsed in that fiscal year at the time of the termination and the denominator of which is 365; plus

•	continue in effect Mr. McKeirnan’s benefits with respect to life, health and insurance plans or their equivalent for one year.

•	we will accelerate vesting on any portion of any equity grant previously made to him under any of our stock incentive plans that would otherwise have vested after the date of the termination;

•

all restrictions under any non-performance based restricted stock, restricted stock units or other similar awards granted to him will terminate, and we will issue any common stock that underlies such awards but has not yet been issued, and all performance based restrictions under any performance based award granted to him will terminate if expressly provided in the award agreement; and

•	we will continue in effect Mr. McKeirnan’s benefits with respect to life, health and insurance plans or their equivalent for one year.

The terms “cause” and “change of control” are the same for purposes of Mr. McKeirnan’s agreement as they are for Mr. Mount’s.

As used herein, the term “good reason” means the occurrence of any of the following, without the prior written consent of Mr. McKeirnan: (i) assignment to Mr. McKeirnan of duties materially inconsistent with his position and responsibilities as Executive Vice President, General Counsel; (ii) his removal from the position of Executive Vice President, General Counsel; (iii) any material breach of this Agreement by the Company which is continuing; or (iv) a change of control; provided that a change of control shall only constitute good reason if, within 12 months after such change of control: (a) the Company changes its headquarters office location to a location more than 40 miles from the city limits of Spokane, Washington, (b) the Company changes Mr. McKeirnan’s job title, or (c) Mr. McKeirnan experiences a significant diminution in his duties or responsibilities or compensation compared to prior to the change of control, other than in connection with the termination of the Executive’s employment by the Company for Cause, by Mr. McKeirnan without good reason, or as a result of his death or disability. However, he will not have good reason unless he gives us written notice of the occurrence of the specified conduct or event that gives rise to his having good reason, and we fail to cure such conduct or event within 30 days after receipt of such notice.

Following termination of the agreement for any reason, Mr. McKeirnan will generally be prohibited from competing with us for a period of one year or soliciting any of our employees for a period of two years.

To the extent that the foregoing severance payments or benefits received by Mr. McKeirnan are deemed “excess parachute payments” within the meaning of Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), and thereby result in the imposition upon him of the excise tax imposed by Section 4999 of the Code, we must pay him an additional amount (the “Gross-Up Payment”) such that the net amount retained by him, after deduction of (i) any excise tax payable on such excess parachute payments and the Gross-Up Payment, and (ii) any federal, state and local income and employment taxes payable on the Gross-Up Payment, is the same as it would have been if such excise tax had not been imposed.

Mr. Sacco

Paul Sacco serves as our Executive Vice President, President of Global Development under a written agreement dated June 14, 2018. Under that agreement, Mr. Sacco’s current annual base salary is $375,000, and he is also entitled to participate in our Bonus Plan with a target bonus equal to at least 50% of his base salary. For 2018, he was eligible for a prorated bonus under the Bonus Plan. For 2019, Mr. Sacco’s bonus target is 80% of base salary. Mr. Sacco is also eligible to receive an annual equity grant with a value equal to 80% of his base salary, and on his start date, Mr. Sacco also received a one-time grant of 88,000 restricted stock units, to be settled in our common stock, vesting entirely on the fourth (4th) anniversary of his start date.

If we terminate Mr. Sacco’s employment without cause, we will make a lump-sum severance payment to him equal to one-half of his base annual salary for the year in which the termination occurs.

If there is a constructive termination of Mr. Sacco’s employment within twelve months after a change of control of the Company, then in lieu of the severance described in the preceding paragraph:

•	we will make a lump-sum severance payment to him equal to the sum of

•	100% of his then base salary, plus

•

100% of his target incentive bonus for the year of termination multiplied by a fraction, the numerator of which is 365 plus the number of days elapsed in that fiscal year at the time of the termination and the denominator of which is 365

•	we will accelerate vesting on any portion of any equity grant previously made to him under any of our stock incentive plans that would otherwise have vested after the date of the termination; and

•

all restrictions under any non-performance based restricted stock, restricted stock units or other similar awards granted to him will terminate, and we will issue any common stock that underlies such awards but has not yet been issued, and all performance based restrictions under any performance based award granted to him will terminate if expressly provided in the award agreement.

Following any termination of employment in connection with which Mr. Sacco is entitled to severance, he will be prohibited from competing with us or soliciting any of our employees for a period equivalent to the period for which the severance is paid.

The terms “cause” and “change of control” and the circumstances that constitute “constructive termination” are the same for purposes of Mr. Sacco agreement as they are for Mr. Mount’s, except that a required relocation of his place of employment will not constitute a constructive termination.

Table of Severance Payments and Benefits

If the employment of our executive officers had terminated on January 1, 2018 under circumstances entitling them to the severance and change of control benefits described above, the lump-sum severance payments payable to the executive officers, and the value of the other severance benefits they would have received, would have been as shown in the following table:

Name	Severance Payment ($)	Accelerated Restricted Stock Units ($)(1)	Life, Health and Insurance Benefits ($)		Tax Gross-Up Payment	Total ($)
Gregory T. Mount (2)	1,668,000	3,804,734	—		—	5,472,734

Douglas L. Ludwig (3)	0	—	—		—	0

Nate Troup (4)	120,000	—	—		—	0

Tom McKeirnan (5)	483,000	1,508,283	19,323	(7)	742,858	2,753,464

Paul Sacco (6)	562,500	945,517	—		—	1,508,017

Gary Sims (6)	560,000	721,600	—		—	1,281,600

(1)	The value of the accelerated restricted stock units is calculated by multiplying the number of unvested units by $8.20, the closing market price of our common stock on December 31, 2018.
(2)

The severance payment for Mr. Mount if terminated in connection with a change of control equals 150% of his base salary for 2018 plus 150% of the target amount available to him under the Bonus Plan for 2018. If Mr. Mount were terminated without cause absent a change of control, he would receive only a lump-sum severance payment equal to his base annual salary for 2018, and no acceleration of RSUs.

(3)	Mr. Ludwig resigned effective October 15, 2018 at which time all unvested RSUs terminated.
(4)	Mr. Troup is not eligible for acceleration of restricted stock units.
(5)

The severance payment for Mr. McKeirnan equals his base salary for 2017 plus the target amount available to him under the Bonus Plan for 2018. Severance payments to Mr. McKeirnan are the same whether he is terminated without cause or terminated in connection with a change of control.

(6)

The severance payment for each of Messrs. Sacco & Sims if terminated in connection with a change of control equals his base salary for 2017 plus the target amount available to him under the Bonus Plan for 2018. If Mr. Sacco or Mr. Sims were terminated without cause absent a change of control, each would receive only a lump-sum severance payment equal to 1/2 of his base annual salary for 2018, and no acceleration of RSUs.

(7)	Represents the cost of continuation Mr. McKeirnan’s medical, dental, and long-term disability benefits for 12 months post-termination.

DIRECTOR COMPENSATION

The following summarizes our standard compensation arrangements for our directors, which are subject to modification at any time.

Except for former directors Enrico Marini Fichera and Alexander Washburn, we paid each of our non-employee directors a retainer at the annual rate of $100,000. We pay our Chairman of the Board an additional fee at the annual rate of $30,000. The chair of the Audit Committee receives an additional fee at the annual rate of $20,000. The chairs of the Compensation Committee and the Nominating and Corporate Governance Committee each receive an additional fee at the annual rate of $15,000. Non-chair committee members receive an additional fee at the annual rate of $5,000 for each committee on which they serve. All of these director fees are payable in advance in equal quarterly installments. For each quarter, $17,500 of the fees is paid in shares of our common stock based on the closing market price on the regularly scheduled quarterly payment date. The balance of the quarterly fees are payable in cash, although they may be paid in stock to the extent a director so elects.

From time to time we have made payments to directors on an ad hoc basis for service in connection with special projects or on non-standing committees of the Board. No such payments were made during 2018.

It is also our policy to reimburse directors for their out-of-pocket expenses incurred in connection with their service on the Board and its committees.

We updated our stock ownership guidelines for directors in 2018. Each non-employee director is required to own the lesser of (i) 20,000 shares of our common stock, or (ii) the number of shares of common stock equal to three times the annual retainer. Each director has 5 years from the later of (i) the date of his or her election to the board or (ii) November 7, 2018 to attain such level of ownership.

2018 Director Compensation Table

The following table shows compensation of the non-employee members of our Board for 2018:

Name	Fees Earned or Paid in Cash ($)	Fees Earned or Paid in Stock ($)	Total ($)
Raymond R. Brandstrom (1)	45,000	70,000	115,000
James P. Evans	45,000	70,000	115,000
Enrico Marini Fichera (2)	0	0	0
Joseph B. Megibow	40,000	70,000	110,000
Bonny W. Simi	26,866	89,175	116,041
Michael Vernon	55,000	70,000	125,000
Alexander Washburn (3)	0	0	0
Robert G. Wolfe	70,000	70,000	140,000
Amy Humphreys (4)	24,348	17,500	41,848
Ted Darnell (5)	628	41,220	41,848

(1)	Mr. Brandstrom resigned from the board effective December 31, 2018.
(2)	Mr. Marini Fichera resigned from the board effective June 18, 2018.
(3)	Mr. Washburn is not standing for reelection.
(4)	Ms. Humphreys was appointed to the Board on July 31, 2018.
(5)	Mr. Darnell was appointed to the Board on July 31, 2018.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees our company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the committee reviewed and discussed the audited financial statements with management.

The committee discussed with BDO USA, LLP, our independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees (AS 1301), issued by the Public Company Accounting Oversight Board (PCAOB).

The committee also received the written disclosures and the letter from BDO USA, LLP required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, regarding the independent registered public accounting firm’s communications with the committee concerning independence, and has discussed with BDO USA, LLP their independence.

In reliance on the reviews and discussions referred to above, the committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the Securities and Exchange Commission. The committee and the Board have also recommended, subject to shareholder ratification, the selection of BDO USA, LLP as our independent registered public accounting firm for 2019.

Respectfully submitted,

Audit Committee of the Board of Directors

Michael Vernon, Chairman

Amy Humphreys

Joseph B. Megibow

April 11, 2019

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Fees Paid

BDO USA, LLP billed our company the amounts shown in the table below for professional services related to 2018 and 2017:

Services Rendered	2018	2017
Audit Fees (1)	$703,095	$693,400

Audit-Related Fees (2)	17,800	18,500

Total Audit and Audit-Related Fees	720,895	711,900

Tax Fees (3)	—	40,200

All Other Fees (4)	0	0

Total Fees	$720,895	$752,100

(1)

The audit fees covered the annual audit of our financial statements, Sarbanes-Oxley compliance work, quarterly reviews, and audit and attest services for entities we consolidate that are required by agreement but not by statute or regulatory body.

(2)	The audit-related fees covered the audit of our employee benefit plan.
(3)	The tax fees covered tax returns, year-end tax planning and tax advice.
(4)

BDO USA, LLP did not bill us for any other professional services rendered during 2018 or 2017, and it did not provide our company during either of those years any professional services described in paragraph (c)(4) of Rule 2-01 of Regulation S-X.

Pre-Approval Policies and Procedures

The Audit Committee is responsible for selecting, setting compensation and overseeing the work of our independent registered public accounting firm. The committee has adopted a policy that requires advance approval of audit, audit-related, tax, and other services (“audit and non-audit services”) performed by the independent registered public accounting firm.

The committee has delegated to its chairman authority to approve permitted services provided that the chairman reports any decisions to the committee at its next regularly scheduled meeting. On an ongoing basis, management communicates specific projects and categories of services for which the advance approval of the committee or chairman is requested. The committee or chairman reviews these requests and advises management if the engagement services of the independent registered public accounting firm are approved. On a periodic basis, management reports to the committee actual spending for audit and non-audit services compared to approved amounts.

Auditor Independence

The Audit Committee has considered and determined that the other professional services provided by BDO USA, LLP are compatible with maintaining its independence.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Under our written Statement of Policy with respect to Related Party Transactions, a related party transaction (as defined below) may be consummated or may continue only if the Audit Committee of our Board, or in certain cases the full Board, approves or ratifies the transaction in accordance with the guidelines set forth in the policy. The policy applies to the following related parties:

•	our directors;

•

any of our executive or other officers who are required by Section 16(a) of the Securities Exchange Act of 1934, as amended, to file reports of ownership and changes in ownership of our common stock with the Securities and Exchange Commission;

•	any person who is the beneficial owner of more than 5% of our common stock;

•	any immediate family member, as defined in the policy, of any of the foregoing persons; and

•	any entity that is owned or controlled in substantial part by any of the foregoing persons.

“Related party transaction” is defined in the policy as a transaction between us and any of the foregoing persons.

Under the policy, the following transactions are deemed to be automatically pre-approved:

•	any compensation paid to a related party that has been approved by the Compensation Committee;

•

any charitable contribution, grant or endowment by us to a charitable organization, foundation or university at which a related party’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $50,000 or two percent of the charitable organization’s total annual receipts;

•

any transaction where the related party’s interest arises solely from the ownership of our common stock and all holders of our common stock receive the same benefit on a pro rata basis (e.g. dividends);

•	any transaction where the related party’s interest arises solely from participation in an employee benefit plan maintained by us for the general benefit of all of our employees; and

•	any transaction with a related party involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

All four of our joint ventures—RL Venture, RLS Atla Venture, RLS Balt Venture and RLS DC Venture—have agreed to pay to Shelbourne Capital LLC (“Shelbourne”) an investor relations fee each month equal to 0.50% of its total aggregate revenue. Shelbourne is the entity that leads Shelbourne Falcon, Shelbourne Falcon II, Shelbourne Falcon III and Shelbourne Falcon IV, the minority interest holder in these joint ventures. The amount Shelbourne Capital earned from all four joint ventures during the year ended December 31, 2018, 2017 and 2016 totaled $211,000, $435,000, and $423,000, respectively. Columbia Pacific Opportunity Fund, LP (CP), previously one of our largest shareholders, is an investor in Shelbourne Falcon, our minority partner in RL Venture. Alexander Washburn, who served as a director until the 2019 Annual Meeting, is a managing member of Columbia Pacific Advisors, LLC, which serves as the investment manager of CP, and he also serves as one of three representatives of Shelbourne Falcon on the seven-person board of directors that governs RL Venture. For the years ended December 31, 2018, 2017, and 2016 Shelbourne earned $161,000, $366,000, and $366,000 respectively, from RL Venture.

In 2015, RL Venture agreed to pay CPA Development, LLC, an affiliate of CP, a construction management fee of $200,000 related to the renovation projects. RL Venture paid the remaining balance of $78,000 during the year ended December 31, 2016, fully satisfying the commitment.

On April 17, 2018, we entered into a commitment letter with CP that described the general terms and conditions for a single advance term loan of $20 million. Upon execution of the commitment letter, we paid CP a non-refundable commitment fee of $200,000, and agreed to reimburse CP for all reasonable out-of-pocket costs and expenses, including reasonable legal fees, whether or not the loan was funded. The commitment was not used and terminated on May 31, 2018. At the time of the transaction, CP held beneficial ownership of 1,510,105 shares of our common stock, and 442,533 shares of common stock subject to a warrant held by an entity in which an affiliate of CP holds an indirect interest. CP is also an investor in Shelbourne Falcon, which holds a 45% interest in RL Venture.

Effective March 29, 2016, our wholly owned subsidiary, Red Lion Hotels Management, Inc., entered into a one-year contract to manage the Hudson Valley Resort and Spa, a hotel located in Kerhonkson, New York. The hotel is owned by HNA Hudson Valley Resort & Training Center LLC, an affiliate of HNA RLH Investments LLC, and is controlled by HNA Group North America LLC. Prior to disposing of all of their stock in June 2018 in a private sale, HNA RLH Investments LLC was one of our largest shareholders. Enrico Marini Fichera, a former director, serves as the Head of Investments for HNA Group North America LLC. Under that contract, our subsidiary is entitled to a monthly management fee equal to $8,333 or three percent of the hotel’s gross operating revenues, whichever is greater. During the years ended December 31, 2018, 2017, and 2016 we recognized management fee revenue from HNA Hudson Valley Resort & Training Center LLC of $75,000, $110,000 and $87,000, respectively. On June 12, 2018, HNA RLH Investments LLC sold their common shares in RLH to a third party and Enrico Marini Fichera resigned from the Board effective June 18, 2018. As of December 31, 2018, we held an unpaid balance of $24,999 in management fees and $539,279 in unreimbursed expenses.

On September 30, 2016, we completed our acquisition of the operating assets and assumption of certain liabilities (the “Assets”) relating to specified hotel brands and brand extensions from Thirty-Eight Street, Inc. (“TESI”), Vantage Hospitality Group, Inc. (“Vantage Hospitality”) and certain other parties, pursuant to an Asset Purchase Agreement dated September 13, 2016 (the “Purchase Agreement”). The Assets were acquired for $22.6 million in cash, after the working capital adjustment, and the issuance of 690,000 shares of the Company’s common stock. Of the cash consideration, $10.3 million (less approximately $250,000 that was placed into an indemnity escrow account) was paid to Vantage Hospitality, and the balance of $12.3 million was paid to TESI. The 690,000 shares of the Company’s common stock were issued to TESI. The Purchase Agreement is attached as Exhibit 2.1 to the Current Report on Form 8-K we filed on September 14, 2016. In connection with the acquisition of the Assets, our board appointed Bernard T. Moyle, 58, as our Executive Vice President and Chief Operating Officer and Roger J. Bloss as our Executive Vice President and President of Global Development.

Mr. Moyle and Mr. Bloss served in these roles until their resignation effective May 31, 2018.    In connection with their resignation, Mr. Bloss and Mr. Moyle each entered into an Independent Contractor Agreement (“ICA”) with the Company under which each will provide consulting services to the Company through December 31, 2020 for a consulting fee of $10,000 per month. In addition, each are eligible under their ICA to receive a mutually agreed upon referral fee for any new hotel franchisee referred to the Company that enters into a franchise agreement for a Red Lion brand. The Company may terminate the ICA at any time, but if an ICA is terminated without Cause (as defined therein) the Company remains obligated to pay the monthly consulting fees through the end of the term.

We have been informed that each of Messrs. Bloss and Moyle holds 50% of the outstanding common shares of TESI. Pursuant to the Purchase Agreement’s post-closing contingent consideration provisions, upon the achievement of certain performance measures as of September 30, 2017, the first anniversary of the closing date, additional consideration was to be paid to TESI in an aggregate amount of up to (i) $4 million in cash and (ii) 414,000 shares of the Company’s common stock (the “First Earn-out Payment”). In January 2018, we settled the First Earn-out Payment in the amount of $7.6 million, including (i) $4 million in cash and (ii) 414,000 shares of the Company’s common stock, valued at $3.6 million based on the closing price of $8.65 per share on September 30, 2017. As a result, the approximate dollar value of each of Messrs. Bloss and Moyle’s interests in the First Earn-out was $3.8 million. Pursuant to a First Amendment to the Purchase Agreement, TESI was also entitled to earn additional consideration in October 2018 provided their ICA had not been terminated for Cause prior to such date, in an aggregate amount of up to (i) $3 million in cash and (ii) 276,000 shares of the Company’s common stock (the “Second Earn-out Payment”). In October 2018, we settled the Second Earn-out

Payment in an amount of $6.45 million, including (i) $3 million in cash and (ii) 276,000 shares of the Company’s common stock, valued at $3.45 million based upon the closing price of $12.49 per share on October 1, 2018. As a result, the approximate dollar value of each of Messrs. Bloss and Moyle’s interests in the Second Earn-out was $1.725 million. All of the amounts disclosed in this paragraph and the paragraph above assume that the dollar values of the interests of Messrs. Bloss and Moyle are equal to their percentage ownership of the common shares of TESI times the consideration being paid. There may be liabilities of TESI or other factors that could result in the actual monetary benefit derived by each of Messrs. Bloss and Moyle from the consideration payable to TESI being more or less than the amounts disclosed.

Messrs. Bloss and Moyle each additionally indirectly own a 5.7% equity interest in a limited liability company that owns the Lexington Hotel and Conference Center in Jacksonville, Florida. During the years ended December 31, 2018 and 2017, the Company billed the property approximately $328,000 and $211,000 for franchise fees and related services, including royalty and marketing. This hotel, along with the Lexington Inn & Suites, Daytona Beach and the ABVI Las Vegas, are managed by Cal-Vegas, Ltd. (Cal-Vegas), of which TESI (owned by Messrs. Bloss and Moyle) is the General Partner and holds a 2% general partner interest, and Mr. Moyle serves as the Chief Operating Officer and Chief Financial Officer. The Company and Cal-Vegas are not parties to any agreement with respect to these properties, as the management contracts are between Cal-Vegas and the Company’s franchisees, who are unrelated third parties. Cal-Vegas, Ltd. is also the lessee of the ABVI Las Vegas hotel. Franchise fees billed by the Company to each of these properties for the years ended December 31, 2018 and 2017 were as follows: Lexington Inn & Suites, Daytona Beach, $41,000 and $77,000, respectively, and ABVI Las Vegas, $1,000 and $2,000, respectively.

In late 2018, we transitioned management of our company operated Hotel RL Baltimore Inner Harbor and Hotel RL Washington DC from RL Management, Inc., to HEI Hotels and Resorts, of which one of the members of our Board of Directors, Ted Darnall, is currently the Chief Executive Officer. During the year ended December 31, 2018, we paid $22,000 in management fees to HEI Hotels and Resorts for management of these properties.

Except as disclosed above, no related party transactions occurred during 2018 other than transactions that were deemed to be automatically pre-approved under the policy.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2018, our compensation committee consisted of Raymond R. Brandstrom, Chairman, Bonny W. Simi and Michael Vernon.

None of the members of our compensation committee is or has been an officer or employee of the Company. None of our executive officers served as a director or member of the compensation committee of another entity that has an executive officer who serves on our Board.

PROPOSALS OF SHAREHOLDERS

Proposals of shareholders to be considered for inclusion in the proxy statement and proxy for our 2019 Annual Meeting of Shareholders must be received by us on or prior to December 20, 2019.

A shareholder of record, who intends to submit a proposal at the 2019 Annual Meeting of Shareholders that is not eligible for inclusion in the proxy statement or proxy, or who intends to submit one or more nominations for directors at the meeting, must provide us prior written notice. Written notice of any such proposal or nominations should be addressed to our Secretary and received at our principal executive office at 1550 Market Street, Suite 350, Denver, Colorado 80202 not later than December 20, 2019. The written notice must satisfy certain requirements specified in our By-Laws, which are included in the excerpt from the By-Laws attached as Appendix B to this proxy statement. A complete copy of our By-Laws will be sent to any shareholder upon written request to our Secretary.

ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K for the year ended December 31, 2018 as filed with the Securities and Exchange Commission is being mailed with this proxy statement to each shareholder of record. Shareholders not receiving a copy of such Annual Report may obtain one without charge by writing or calling our Secretary, 1550 Market Street, Suite 350, Denver, Colorado 80202 ((509) 459-6100).

APPENDIX A

Corporate Governance Guidelines Regarding Director Qualifications

Director Qualification Standards

1.

The Nominating and Corporate Governance Committee is responsible for recommending to the Board (1) nominees for Board membership to fill vacancies or newly created positions and (2) the persons to be nominated by the Board for election at our company’s annual meeting of shareholders.

2.

In connection with the selection and nomination process, the Nominating and Corporate Governance Committee shall review the desired experience, mix of skills and other qualities to assure appropriate Board composition, taking into account the current Board members and the specific needs of our company and the Board. The Board will generally look for individuals who have displayed high ethical standards, integrity and sound business judgment. This process is designed to ensure that the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to the business of our company.

3.	Independent Directors must comprise a majority of the Board.

4.	A director will not be an “Independent Director” if any of the following situations set forth in the following categories apply:

(a)

the director has been an employee of our company, or any of its consolidated subsidiaries, during the last three years, or the director has an Immediate Family Member who is, or who has been during the last 3 years, an executive officer of our company;

(b)

the director or the director’s Immediate Family Member has received more than $120,000 per year in direct compensation from our company, or any of its consolidated subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) during any twelve-month period within the last three years;

(c)

(i) the director is a current partner or employee of a firm that is our company’s independent auditor, (ii) the director has an immediate Family Member who is a current partner of such a firm, (iii) the director has an Immediate Family Member who is a current employee of such a firm and personally works on our company’s audit, or (iv) the director or an Immediate Family Member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on our company’s audit within that time;

(d)

the director or the director’s Immediate Family Member is, or during the last three years, has been, part of an interlocking directorate in which a current executive officer of our company, or any of its consolidated subsidiaries, served on the compensation committee of another company that concurrently employed the director (or any of his or her Immediate Family Members) as an executive officer;

(e)

the director is a current employee, or the director’s Immediate Family member is a current executive officer of a company that makes payments to, or receives payments (exclusive of charitable contributions that the Company discloses on its website or in its annual proxy statement) from, our company, or any of its consolidated subsidiaries, for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of the consolidated gross revenues of such other company;

(f)

the director has a material relationship with our company, or any of its consolidated subsidiaries, either directly or as a partner, shareholder or officer of an organization that has a material relationship with our company, or any of its consolidated subsidiaries. For this purpose, “material relationship” is defined as one in which the person, or an entity of which the director (or the director’s Immediate Family Member) is an employee, makes payments to, or receives payments from, our company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other entity’s consolidated gross revenues.

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5.	In addition to satisfying all of the independence criteria set forth in paragraph 4 of this Section, all members of the Audit Committee must also meet the following requirements:

(a)

A member of the Audit Committee may not receive consulting, advisory or other compensatory fees from our company, or any of its consolidated subsidiaries, other than in his or her capacity as a member of the Audit Committee, the Board of Directors, or any other committee of the Board (compensatory fees do not include the receipt of fixed amounts under a retirement plan (including deferred compensation) for prior service with our company or any of its consolidated subsidiaries, provided that such compensation is not contingent in any way on continued service).

(b)	No member of the Audit Committee may be an “affiliated person” of our company, or any of its consolidated subsidiaries, as such term is defined by the Securities and Exchange Commission.

6.	The number of boards on which a director may sit may be reviewed on a case-by-case basis by the Board.

7.

The Board has not established term limits for directors. Although term limits can promote the inclusion on the Board of people with diverse perspectives, the process described in paragraph 2 of this Section can achieve the same result. Moreover, term limits have the disadvantage of causing our company to lose the contributions of directors who have been able to develop, over a period of time, increasing insight into our company and its operations, thereby increasing their contributions to our company. However, in order to promote both continuity and turnover, and to further the expectation that Board members will be very actively involved in both the affairs of our company and the communities which our company serves, the Board will normally not nominate a person who would be serving on the Board after the age of 75.

8.

Each director shall be obligated to notify the Chairman of the Board of our company promptly upon learning of any fact which causes such director not to be considered an Independent Director, as set forth in paragraph 4 above, or if any entity of which such director is an officer or director becomes a competitor of our company. The Nominating and Corporate Governance Committee shall review the situation and make a prompt recommendation to the Board.

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APPENDIX B

Provisions of By-Laws Regarding Director Nominations

Section 3.3 Nominations and Qualifications of Directors.

(1)

Nominations of candidates for election as directors at an annual meeting of shareholders may only be made (i) by, or at the direction of, the Board of Directors or (ii) by any shareholder of the Corporation who is entitled to vote at the meeting and who complies with the procedures set forth in the remainder of this Section 3.3.

(2)

If a shareholder proposes to nominate one or more candidates for election as directors at an annual meeting, the shareholder must have given timely notice thereof to the Secretary of the Corporation. To be timely, a shareholder’s notice must be delivered to, or mailed and received at, the Principal Office (i) not less than one hundred twenty (120) days prior to the first anniversary of the date that the Corporation’s proxy statement was released to shareholders in connection with the previous year’s annual meeting; (ii) a reasonable time before the Corporation begins to print and mail its proxy materials if the date of this year’s annual meeting has been changed by more than thirty (30) days from the date of the previous year’s meeting; or (iii) not more than seven (7) days following the delivery to shareholders of the notice of annual meeting with respect to the current year’s annual meeting, if the Corporation did not release a proxy statement to shareholders in connection with the previous year’s annual meeting, or if no annual meeting was held during such year.

(3)

A shareholder’s notice to the Secretary under Section 3.3(2) shall set forth, as to each person whom the shareholder proposes to nominate for election as a director (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the number and class of shares of stock of the Corporation that are beneficially owned on the date of such notice by such person and (iv) if the Corporation at such time has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any other information relating to such person required to be disclosed in solicitations of proxies with respect to nominees for election as directors pursuant to Regulation 14A under the Exchange Act, including but not limited to information required to be disclosed by Schedule 14A of Regulation 14A, and any other information that the shareholder would be required to file with the Securities and Exchange Commission in connection with the shareholder’s nomination of such person as a candidate for director or the shareholder’s opposition to any candidate for director nominated by, or at the direction of, the Board of Directors. In addition to the above information, a shareholder’s notice to the Secretary under Section 3.3(2) shall (A) set forth (i) the name and address, as they appear on the Corporation’s books, of the shareholder and of any other shareholders that the shareholder knows or anticipates will support any candidate or candidates nominated by the shareholder and (ii) the number and class of shares of stock of the Corporation that are beneficially owned on the date of such notice by the shareholder and by any such other shareholders and (B) be accompanied by a statement in the form of a record, executed and acknowledged by each candidate nominated by the shareholder, that the candidate agrees to be so nominated and to serve as a director of the Corporation if elected at the annual meeting.

(4)

The Board of Directors, or a designated committee thereof, may reject any shareholder’s nomination of one or more candidates for election as directors if the nomination is not made pursuant to a shareholder’s notice timely given in accordance with the terms of Section 3.3(2). If the Board of Directors, or a designated committee thereof, determines that the information provided in a shareholder’s notice does not satisfy the requirements of Section 3.3(3) in any material respect, the Secretary of the Corporation shall notify the shareholder of the deficiency in the notice. The shareholder shall have an opportunity to cure the deficiency by providing additional information to the Secretary within such period of time, not to exceed five (5) days from the date such deficiency notice is given to the shareholder, as the Board of Directors or such committee shall reasonably determine. If the deficiency is not cured within such period, or if the Board of Directors or such committee determines that the additional information provided by the shareholder,

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together with information previously provided, does not satisfy the requirements of Section 3.3(3) in any material respect, then the Board of Directors or such committee may reject the shareholder’s notice.

(5)

Notwithstanding the procedures set forth in Section 3.3(4), if a shareholder proposes to nominate one or more candidates for election as directors at an annual meeting, and neither the Board of Directors nor any committee thereof has made a prior determination of whether the shareholder has complied with the procedures set forth in this Section 3.3 in connection with such nomination, then the chairman of the annual meeting shall determine and declare at the annual meeting whether the shareholder has so complied. If the chairman determines that the shareholder has so complied, then the chairman shall so state and ballots shall be provided for use at the meeting with respect to such nomination. If the chairman determines that the shareholder has not so complied, then, unless the chairman, in his or her sole and absolute discretion, determines to waive such compliance, the chairman shall state that the shareholder has not so complied and the defective nomination shall be disregarded.

(6)

All directors of the Corporation shall be at least twenty-one years of age. Directors need not be shareholders or residents of the State of Washington. At each meeting of shareholders for the election of directors at which a quorum is present, the persons receiving a plurality of the votes cast shall be elected directors.

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APPENDIX C

Second Amendment to 2015 Stock Incentive Plan

RED LION HOTELS CORPORATION

SECOND AMENDMENT TO

2015 STOCK INCENTIVE PLAN

THIS SECOND AMENDMENT to the Red Lion Hotels Corporation 2015 Stock Incentive Plan is adopted effective as of April 11, 2019 (the “Amendment Date”) by Red Lion Hotels Corporation, a Washington corporation (the “Company”).

RECITALS

A. The Company has adopted the Red Lion Hotels Corporation 2015 Stock Incentive Plan (the “Plan”).

B. The Company desires to amend the Plan to provide for an increase in the share reserve, and to delete certain provisions referencing Section 162(m) of the Internal Revenue Code relating to performance-based compensation, which were repealed effective January 1, 2018.

NOW, THEREFORE, the Plan is hereby amended as follows:

1.	Section 4.1. Section 4.1 of the Plan is hereby amended and replaced in its entirety with the following:

4.1. Share Reserve. Subject to the provisions of Section 12.1 relating to adjustments upon changes in Common Stock, the shares that may be issued pursuant to Awards shall consist of the Company’s authorized but unissued Common Stock, and the maximum aggregate amount of such Common Stock that may be issued upon exercise of all Awards under the Plan shall be 4,150,000 shares, any or all of which may be used for Incentive Stock Options. Shares of Common Stock that are subject to tandem Awards shall be counted only once.

2.	Section 5.3. Section 5.3, Section 162(m) Limitation, shall be deleted in its entirety and replaced with [Reserved].

3.	Section 7.2(a). Section 7.2(a) is hereby amended and replaced in its entirety with the following:

(a) Nature of Performance Awards. A Performance Award is an Award entitling the recipient to acquire cash, actual shares of Common Stock or hypothetical Common Stock units having a value equal to the Fair Market Value of an identical number of shares of Common Stock upon the attainment of specified performance goals. The Administrator may make Performance Awards independent of or in connection with the granting of any other Award under the Plan. Performance Awards may be granted under the Plan to any Participant, including those who qualify for awards under other performance plans of the Company. The Administrator in its sole discretion shall determine whether and to whom Performance Awards shall be made, the performance goals applicable under each Award, the periods during which performance is to be measured, and all other limitations and conditions applicable to the awarded cash or shares. Performance goals shall be based on a pre-established objective formula or standard that specifies the manner of determining the amount of cash or the number of shares under the Performance Award that will be granted or will vest if the performance goal is attained. Performance goals will be determined by the Administrator, and may be based on one or more business criteria that apply to a Participant, a business unit or the Company and its Affiliates. Such business criteria may include, by way of example and without limitation, revenue, earnings before interest, taxes, depreciation and amortization (EBITDA), funds from operations, funds from operations per share, operating income, pre-tax or after-tax income, cash available for distribution, cash available for distribution per share, net earnings, earnings per share, return on equity, total shareholder return, return on assets, return on capital, economic value added, share price performance, improvements in the Company’s attainment of expense levels, and implementing or completion of critical projects, or

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improvement in cash-flow (before or after tax). A performance goal may be measured over a performance period on a periodic, annual, cumulative or average basis and may be established on a corporate-wide basis or established with respect to one or more operating units, divisions, subsidiaries, acquired businesses, minority investments, partnerships or joint ventures. More than one performance goal may be incorporated in a performance objective, in which case achievement with respect to each performance goal may be assessed individually or in combination with each other. The Administrator may, in connection with the establishment of performance goals for a performance period, establish a matrix setting forth the relationship between performance on two or more performance goals and the amount of the Performance Award payable for that performance period. The level or levels of performance specified with respect to a performance goal may be established in absolute terms, as objectives relative to performance in prior periods, as an objective compared to the performance of one or more comparable companies or an index covering multiple companies, or otherwise as the Administrator may determine in its discretion.

4.	Section 7.2(f). Section 7.2(f) of the Plan is hereby deleted and replaced in its entirety with the following:

(f) Certification. Following the completion of each performance period, the Administrator shall determine whether the performance objectives and other material terms of a Performance Award have been achieved or met. Unless the Administrator determines otherwise, Performance Awards shall not be settled until the Administrator has made the certification specified under this Section 7.2(f).

5.	Section 13.2. Section 13.2 of the Plan is hereby deleted and replaced in its entirety with the following:

13.2 Shareholder Approval. The Board may, in its sole discretion, submit any other amendment to the Plan for shareholder approval.

6.	Except as amended hereby, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, this Second Amendment has been executed as of the Amendment Date.

RED LION HOTELS CORPORATION

By:	/s/ Gregory T. Mount
Gregory T. Mount, President and CEO

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1 PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS OF RED LION HOTELS CORPORATION THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS As an alternative to completing this form, you may enter your voting instructions by telephoning 1-800-PROXIES, or going to WWW.VOTEPROXY.COM, and following the simple instructions. Use the Company Number and Account Number shown on your proxy card. The undersigned hereby constitutes and appoints Thomas L. McKeirnan and Gregory T. Mount, and each of them, the undersigned’s true and lawful agents and proxies with full power of substitution in each, to represent and to vote, in such manner as in their discretion shall be deemed appropriate to carry out the authority as designated on the reverse side, all shares of Common Stock of Red Lion Hotels Corporation that the undersigned would be entitled to vote if present in person at the Annual Meeting of Shareholders of Red Lion Hotels Corporation to be held on Tuesday, May 21, 2019 at 9:00 a.m. PDT at the the offices of Davis Wright Tremaine, 920 Fifth Avenue, Suite 3300, Seattle, Washington 98104 and at any adjournments thereof, on all matters that may come before the meeting, including matters incident to the conduct of the meeting and any shareholder proposal omitted from the proxy statement and this proxy pursuant to the rules of the Securities and Exchange Commission. You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. (Continued and to be signed on the reverse side) Comments: 1.1 14475

ANNUAL MEETING OF SHAREHOLDERS OF RED LION HOTELS CORPORATION May 21, 2019 PROXY VOTING INSTRUCTIONS INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. Company number Account number Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 21, 2019: The Notice of Meeting, Proxy Statement, Proxy Card and 2018 Annual Report are available at https://rlhcorp.gcs-web.com/annual-reports-and-proxies Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. 00033333333333300000 6 052119 PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. EXCEPT AS OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED: “FOR” THE ELECTION OF ALL DIRECTORS LISTED IN PROPOSAL 1 “FOR” PROPOSALS 2, 3 AND 4 IN THE DISCRETION OF THE PROXIES ON ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING The Board of Directors recommends a vote “FOR ALL NOMINEES” listed in Proposal 1, “FOR” Proposals 2, 3 and 4. TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE HEREOF. 1. TO ELECT NINE DIRECTORS TO THE BOARD OF DIRECTORS: ROBERT G. WOLFE TED DARNALL JAMES P. EVANS AMY E. HUMPHREYS JOSEPH B. MEGIBOW GREGORY T. MOUNT R. CARTER PATE BONNY W. SIMI MICHAEL VERNON 2. APPROVAL OF AN AMENDMENT TO THE 2015 STOCK INCENTIVE PLAN. 3. RATIFICATION OF SELECTION OF BDO USA, LLP TO SERVE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019. 4. APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS. FOR AGAINST ABSTAIN To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.